 EXECUTION

AMENDED AND RESTATED CREDIT AGREEMENT

BERRY PETROLEUM COMPANY

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent, Lead Arranger, Swing Line Lender and Joint Book Runner

SOCIÉTÉ GÉNÉRALE and BNP PARIBAS
as Joint Book Runners and Co-Syndication Agents

JPMORGAN CHASE BANK, N.A.. and THE ROYAL BANK OF SCOTLAND plc
as Co-Documentation Agents

and

CERTAIN FINANCIAL INSTITUTIONS
as Lenders

July 15, 2008

TABLE OF CONTENTS

Schedules and Exhibits:

Schedule 1	-	Lenders Schedule
Schedule 2	-	Insurance Schedule
Schedule 3	-	Security Schedule
Schedule 4	-	Post-Closing Obligations
Schedule 5	-	Addresses of Lenders for Notices

Exhibit A	-	Promissory Note
Exhibit B-1	-	Borrowing Notice
Exhibit B-2	-	Swing Line Loan Notice
Exhibit C	-	Continuation/Conversion Notice
Exhibit D	-	Certificate Accompanying Financial Statements
Exhibit E	-	Opinion of Counsel for Restricted Persons
Exhibit F	-	Assignment and Assumption Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is made as of July 15, 2008, by and among BERRY PETROLEUM COMPANY, a Delaware corporation (herein called “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent (herein called “Administrative Agent”), and the Lenders referred to below.  In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

WHEREAS, Borrower, certain of the Lenders, and Administrative Agent are parties to the Existing Credit Agreement (as defined below), pursuant to which the Lenders have made revolving credit loans to Borrower and have issued or participated in letters of credit for the account of Borrower; and

WHEREAS, Borrower has requested that (i) the Loans outstanding under the Existing Credit Agreement and the Existing Letters of Credit (as defined below) outstanding under the Existing Credit Agreement be continued as Loans and Letters of Credit under this Agreement, the proceeds of which are to be used by Borrower for the purposes described hereinbelow, and (ii) the Existing Credit Agreement otherwise be amended and restated in its entirety as set forth below in this Agreement; and

WHEREAS, the Lenders are willing, on and subject to the terms and conditions set forth in this Agreement, to amend and restate the terms of the Existing Credit Agreement and to extend credit under this Agreement as more particularly hereinafter set forth.

ACCORDINGLY, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I -  - Definitions and References

Section 1.1.          Defined Terms.  As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Acquisition Documents” means (a) Purchase And Sale Agreement Between O'Brien Resources, LLC, Sepco II, LLC, Liberty Energy, LLC, Crow Horizons Company and O'Benco II, LP, collectively, as Seller, and Berry Petroleum Company, as Purchaser dated as of June 10, 2008, (b) the Assignment of Bill and Sale by  such seller in favor of Borrower, and (c) all other agreements or instruments delivered in connection therewith to consummate the acquisition contemplated thereby.

“Adjusted Base Rate” means, for any day, the Base Rate plus the Base Rate Margin for such day, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Adjusted EBITDAX” means, for any period, EBITDAX for such period adjusted (a) as permitted and in accordance with Article 11 of Regulation S-X promulgated by the SEC, and (b) to give  effect to any acquisition or divestiture made by Borrower or any of its Consolidated subsidiaries during such period as if such transactions had occurred on the first day of such period, regardless of whether the effect is positive or negative.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Eurodollar Margin for such day plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate.  The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Eurodollar Margin or the Reserve Requirement changes.

“Administrative Agent” means Wells Fargo, as Administrative Agent hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a)           to vote 10% or more of the Equity Interests in such Person (on a fully diluted basis) having ordinary voting power for the election of directors or similar managing group; or

(b)           to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Commitments of the Lenders; provided that in no event shall the Aggregate Commitment exceed the Maximum Credit Amount.

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of Base Rate Loans and such Lender’s Eurodollar Lending Office in the case of Eurodollar Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

 “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit F or any other form approved by Administrative Agent.

“Availability” means on any day during the Commitment Period, the unused portion of the Borrowing Base, determined for such day by deducting from such lesser amount at the end of such day, the Facility Usage.

“Base Rate” means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (.5%) and (b) the Prime Rate for such day.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.  As used in this definition, “Prime Rate” means, at any time, the per annum rate of interest most recently announced within Wells Fargo at its principal office in San Francisco as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.  Each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo.

“Base Rate Loan” means a Loan which does not bear interest at the Adjusted Eurodollar Rate.

“Base Rate Margin” means, on any day, the following percentages per annum based on the Utilization Percentage as set forth below:

	Utilization Percentage	Base Rate Margin
Level 1	< 50%	0.125%
Level 2	≥ 50% but < 75%	0.125%
Level 3	≥ 75% but < 90%	0.375%
Level 4	≥ 90%	0.625%

“Borrowing” means a borrowing of new Revolving Loans of a single Type, and in the case of Eurodollar Loans, with the same Interest Period, pursuant to Section 2.2, a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3, or a borrowing of a Swing Line Loan pursuant to Section 2.17 as the context may require.

“Borrowing Base” means, at the particular time in question, either the amount provided for in Section 2.8 or the amount determined by Administrative Agent and Required Lenders (or in the case of an increase in the Borrowing Base, all Lenders) in accordance with the provisions of Section 2.9; provided, however, that in no event shall the Borrowing Base ever exceed the Aggregate Commitment.

“Borrowing Base Deficiency” has the meaning given to such term in Section 2.7(a).

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

“Borrowing Base Properties” means the Mineral Interests evaluated by Lenders for purposes of establishing the Borrowing Base.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Denver, Colorado.  Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

“Cash Equivalents” means Investments in:

(a)           marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(b)           demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least A2 by Moody’s or A by S & P;

(c)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d)           open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S & P; and

(e)           money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of either of the following events: (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by Borrower’s management or their designees to be voted in favor of Persons nominated by Borrower’s Board of Directors) of 30% or more of the outstanding voting securities of Borrower, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Borrower) or (b) one-third or more of the directors of Borrower shall consist of Persons not nominated by Borrower’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 and Section 4.2 shall have been satisfied or waived.

 “Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 10.5, as such amount may be modified from time to time pursuant to the terms hereof; provided that no Lender’s Commitment shall ever exceed such Lender’s Percentage Share of the Aggregate Commitment.

“Commitment Fee Rate” means, on any day, the following percentages per annum based on the Utilization Percentage set forth below; provided that the outstanding Swing Line Loans shall be excluded for purposes of calculating the Commitment Fee Rate:

	Utilization Percentage	Commitment Fee
Level 1	< 50%	0.25%
Level 2	≥ 50% but < 75%	0.30%
Level 3	≥ 75% ut < 90%	0.375%
Level 4	≥ 90%	0.375%

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Notes first become due and payable in full).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries.  References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

“Conversion” shall refer to a conversion pursuant to Section 2.3 or ARTICLE III - of one Type of Loan into another Type of Loan.

“Core Acquisitions and Investments” means (i) acquisitions of Mineral Interests and acquisitions of assets used in the producing, drilling, transportation, processing, refining or marketing of petroleum products that are related to Borrower’s producing Mineral Interests, and (ii) acquisitions of or Investments in Persons engaged primarily in the business of acquiring, developing and producing Mineral Interests or transporting, processing, refining or marketing petroleum products that are related to Borrower’s producing Mineral Interests; provided that with respect to any acquisition or Investment described in this clause (ii), either (A) immediately after making such acquisition or Investment, Borrower shall own at least fifty-one percent (51%) of the Equity Interests of such Person, measured by voting power, or (B) such Person shall not be a publicly traded entity and such acquisition or Investment shall be related to the business and operations of Borrower or one of its Subsidiaries.

“Current Assets” means the sum of the current assets of Borrower and its Consolidated Subsidiaries at such time, plus the Availability at such time, but excluding, for purposes of this definition any non-cash gains for any Hedging Contract resulting from the requirements at such time of SFAS 133 or any replacement accounting standard.

“Current Liabilities” means the current liabilities of Borrower and its Consolidated Subsidiaries at such time, but excluding for purposes of this definition, (i) any non-cash losses or charges on any Hedging Contract resulting from the requirement at such time of SFAS 133 or any replacement accounting standard and (ii) current maturities of the Obligations.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan and any Swing Line Loan, the rate per annum equal to three percent (3%) above the Adjusted Base Rate then in effect and (b) with respect to any Eurodollar Loan, the rate per annum equal to three percent (3%) above the Adjusted Eurodollar Rate then in effect for such Loan, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Determination Date” has the meaning given to such term in Section 2.9.

“Disclosure Letter” means the letter of even date with the Agreement from Borrower to the Agent.

“Disclosure Report” means either a notice given by Borrower under Section 6.4 or a certificate given by Borrower’s Chief Financial Officer under Section 6.2(a).

“Dividend” means any dividend or other distribution made by a Restricted Person on or in respect of any stock, partnership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any option or warrant to buy such an equity interest), excluding Stock Repurchases.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDAX” means, for any period, the sum of (without duplication, and without giving effect to any extraordinary losses or gains during such period) the following determined on a Consolidated basis (1) Net Income during such period, plus (2) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and capital lease obligations) which was deducted in determining such Net Income, plus (3) all income taxes which were deducted in determining such Net Income, plus (4) all depreciation, amortization (including amortization of goodwill and debt issue costs), depletion, accretion and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP) which were deducted in determining such Net Income, plus (5) all exploration expenses which were deducted in determining such Net Income, minus (6) all non-cash items of income which were included in determining such Net Income.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person), approved by (i) Administrative Agent, (ii) in the case of any assignment of a Commitment, the LC Issuer, and (iii) unless a Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Interest” means (i) with respect to any corporation, the capital stock of such corporation, (ii) with respect to any limited liability company, the membership interests in such limited liability company, (iii) with respect to any partnership or joint venture, the partnership or joint venture interests therein, and (iv) with respect to any other legal entity, the ownership interests in such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Margin” means, on any day, the following percentages per annum based on the Utilization Percentage as set forth below:

	Utilization Percentage	Eurodollar Margin
Level 1	< 50%	1.125%
Level 2	≥ 50% but < 75%	1.375%
Level 3	≥ 75% but < 90%	1.625%
Level 4	≥ 90%	1.875%

“Eurodollar Rate” means, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefor, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the applicable London interbank offered rate for deposits in the requested currency appearing on the Reuters Reference LIBOR01 page for such currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on Page BBAM of the Bloomberg Financial Market Information Service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which deposits in U.S. dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Loan and with a term equivalent to such Interest Period would be offered by Wells Fargo or one of its Affiliate banks to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Property” has the meaning given to such term in the Security Documents.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, LC Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located; and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 3.7(b), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.5(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.5(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 28, 2006, among Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of Lenders as amended by the First Amendment  to Credit Agreement dated as of May 14, 2007, and as amended by the Second Amendment to Credit Agreement dated as of April 29, 2008, among Borrower, Wells Fargo Bank, National Association, as Administrative Agent and a syndicate of Lenders.

“Existing Credit Documents” means the Existing Credit Agreement, together with the promissory notes made by Borrower thereunder and all other agreements, certificates, documents, instruments and writings at any time delivered in connection therewith.

“Existing Indebtedness” means all Indebtedness outstanding under the Existing Credit Agreement on the date hereof.

“Existing Letters of Credit” means the letters of credit issued pursuant to the Existing Credit Agreement.

“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans and existing LC Obligations at such time.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

 “Four-Quarter Period” means any period of four consecutive Fiscal Quarters.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the audited Initial Financial Statements.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower or with respect to Borrower and its Consolidated Subsidiaries shall be prepared in accordance with such change, which change shall be disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Lenders pursuant to Section 6.2(a); provided that, unless the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article VII are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person who has guaranteed some or all of the Secured Obligations pursuant to a guaranty listed on the Security Schedule or any other Person who has guaranteed some or all of the Secured Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Borrower which now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.15.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations.  All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a)           Liabilities for borrowed money,

(b)           Liabilities constituting an obligation to pay the deferred purchase price of property or services,

(c)           Liabilities evidenced by a bond, debenture, note or similar instrument,

(d)           Liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations),

(e)           Liabilities arising under Hedging Contracts,

(f)           Liabilities constituting principal under leases capitalized in accordance with GAAP,

(g)           Liabilities arising under conditional sales or other title retention agreements,

(h)           Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection,

(i)           Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arises out of or in connection with the sale or issuance of the same or similar securities or property,

(j)           Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

(k)           Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment),

(l)           Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor; or

(m)           Liabilities with respect to bankers acceptances, provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business which are paid as required by Section 6.7.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Engineers” means an independent petroleum engineering firm chosen by Borrower and acceptable to Administrative Agent.

“Initial Borrowing Base” has the meaning given to such term in Section 2.8.

“Initial Engineering Report” means the engineering reports concerning Mineral Interests of Restricted Persons, including the Mineral Interests being acquired pursuant to the Acquisition Documents, prepared by Degolyer and MacNaughton as of January 1, 2008 and Ryder Scott Company as of February 1, 2008.

“Initial Financial Statements” means the audited annual financial statements of Borrower dated as of December 31, 2007 and the quarterly unaudited financial statements of Borrower dated as of March 31, 2008.

“Insolvent” means with respect to any Person, that such Person (a) is insolvent (as such term is defined in the United States Bankruptcy Code, Title 11 U.S.C., as amended (the “Bankruptcy Code”), and with all terms used in this Section that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), or (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, and (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged.  Such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts which will be beyond its ability to pay as such debts mature.  In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Party against other Restricted Parties under the Guaranty, at law, in equity or otherwise shall be taken into account.

“Insurance Schedule” means Schedule 2 attached hereto.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last day of each Fiscal Quarter, (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period is six, nine or twelve months in length, each date specified by Administrative Agent which is approximately three, six or nine months after such Interest Period begins, and (c) with respect to each Swing Line Loan, the fifth and the twentieth day of each calendar month.

“Interest Period” means, with respect to each particular Eurodollar Loan in a Borrowing, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable thereto, beginning on and including the date specified in such Borrowing Notice or  Continuation/Conversion Notice (which must be a Business Day), and ending one, two, three, or six months and, if available, nine or twelve months thereafter, as Borrower may elect in such notice; provided that:  (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period which would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the next preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person or any property, whether by purchase, acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.  Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

 “LC Collateral” has the meaning given to such term in Section 2.16(a).

“LC Conditions” has the meaning given to such term in Section 2.11.

“LC Issuer” means Wells Fargo in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity.  Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Wells Fargo.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“LC Sublimit” means $100,000,000.

“Lender Counterparties” means each Lender and each Affiliate of a Lender to whom Lender Hedging Obligations are owed.

“Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between Borrower or any Guarantor and a Lender Counterparty; provided that if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder.

“Lender Parties” means Administrative Agent, LC Issuer, and all Lenders.

 “Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including Wells Fargo in its capacity as a Lender and the Swing Line Lender hereunder rather than as Administrative Agent or LC Issuer, and the successors of each such party as holder of a Note.

“Lenders Schedule” means Schedule 1 hereto.

“Letter of Credit” means any standby letter of credit issued by LC Issuer hereunder at the application of Borrower and shall include the Existing Letters of Credit.

“Letter of Credit Termination Date” means the date which is seven (7) days prior to the Maturity Date or if such day is not a Business Day, the next preceding Business Day.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.  “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Liquidity Bridge Facility” means an unsecured revolving credit facility in an aggregate principal amount not to exceed $100,000,000 at any time outstanding made available to Borrower by SG and certain other financial institutions, which has a maturity date of December 31, 2008.

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Majority Lenders” means two or more Lenders whose aggregate Percentage Shares equal or exceed fifty-one percent (51%).

“Material Adverse Change” means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) Borrower’s Consolidated financial condition, (b) Borrower’s Consolidated operations, properties or prospects, considered as a whole, (c) Borrower’s ability to timely pay the Obligations, (d) the enforceability of the material terms of any Loan Documents, or (e) the rights and remedies of Administrative Agent or Lenders under the Loan Documents.

“Material Subsidiary” means a Subsidiary of Borrower that (a) owns assets representing five percent (5%) of the market value of Borrower’s Consolidated assets or (b) has EBITDAX for the Four-Quarter Period most recently ended that equals or exceeds five percent (5%) of Borrower’s Consolidated EBITDAX for such period.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be drawn on or made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means July15, 2013.

“Maximum Drawing Amount” means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

“Maximum Credit Amount” means $1,500,000,000.

“Mineral Interests” means rights, estates, titles, and interests in and to oil, gas, sulfur, or other mineral leases and any mineral interests, royalty and overriding royalty interest, production payment, net profits interests, mineral fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Law, which now or hereafter include all or any part of the foregoing.

“Minimum Collateral Amount” means Mineral Interests representing eighty percent (80%) of the Present Value of the Proved Reserves properly attributed to the Borrowing Base Properties or such higher percentage of the Borrowing Base Properties that  may be designated by Administrative Agent.

“Money Market Facility” means a credit facility which (a) is evidenced by a bond, debenture, note or similar instrument, (b) has financial covenants that are not more restrictive with respect to the Restricted Persons than the financial covenants under this Agreement and has other covenants and events of default governing the Indebtedness evidenced by such credit facility that are not materially more restrictive with respect to the Restricted Persons than the covenants and Events of Default under this Agreement, and (c) the Indebtedness of which is not subordinated to any other Indebtedness of the Restricted Persons.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Net Income” means, for any period, the net income (or loss) of Borrower and its properly consolidated Subsidiaries for such period, calculated on a consolidated basis.

“Net Worth” of any Person means, as of any date, the remainder of all Consolidated assets of such Person minus such Person's Consolidated liabilities, each as determined by GAAP, but excluding, for purposes of this definition any assets and liabilities for any Hedging Contract resulting from the requirements of SFAS 133 at such time.

“Non-Core Acquisitions and Investments” means acquisitions and Investments that are not Core Acquisitions and Investments.

“Note” has the meaning given to such term in Section 2.1.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations.  “Obligation” means any part of the Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in clause (d) of Section 10.5.

“Percentage Share” means, with respect to any Lender, the percentage set forth below such Lender’s name on Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 10.5, as such amount may be modified from time to time pursuant to the terms hereof.  Notwithstanding the foregoing, if the Commitments of the Lenders have been terminated or have expired, “Percentage Share” shall mean with respect to any Lender, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 2.13(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 2.13(c), by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

“Permitted Investments” means (a) Cash Equivalents, (b) property of the Restricted Persons used in the ordinary course of business of the Restricted Persons, (c) current assets arising from the sale or lease of goods and services in the ordinary course of business by the Restricted Persons or from sales permitted under Section 7.5, (d) investments, in an aggregate amount not to exceed $4,000,000, in a Person engaged in the sole business of ownership and operation of drilling rigs, and (e) sales or leases permitted under Section 7.5.

“Permitted Liens” means:

(a)           statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)           landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)           minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)           deposits of cash or securities to secure the performance of bids, acquisition agreements, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business;

(e)           Liens under the Security Documents;

(f)           easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and that do not materially interfere with the future development of such property or with cash flow from such property as reflected in the most recent Engineering Report;

(g)           Liens under joint operating agreements, pooling or unitization agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements or similar contractual arrangements arising in the ordinary course of the business of Borrower or its Subsidiaries to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(h)           (i) Liens on fixed or capital assets acquired, constructed or improved by Borrower or its Subsidiaries; provided, that (A) such Liens secure Indebtedness permitted under Section 7.1, (B) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (C) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (D) the amount of Indebtedness secured thereby is not more than 100% of the purchase price, and (ii) Liens in the nature of precautionary financing statements filed against leased property by lessors holding Capital Lease Obligations included in Indebtedness permitted under Section 7.1;

(i)           all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments that do not constitute Indebtedness, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Mineral Interest (in each case) that do not operate to reduce the net revenue interest for such Mineral Interest (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Mineral Interest (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest; .

(j)           rights of first refusal, purchase options and similar rights granted pursuant to joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents which are described in the Disclosure Letter;

(k)           pre-judgment Liens and judgment Liens provided no Event of Default has occurred under Section 8.1;

(l)           customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(m)           Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (i) limiting the transfer of properties and assets pending consummation of the subject transaction and (ii) in respect of earnest money deposits, good faith deposits, purchase price adjustment escrows and similar deposits and escrow arrangements made or established thereunder; and

(n)           rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of such Person; rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of such Person, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Person; and any obligation or duties affecting the property of such Person to any municipality or governmental, statutory or public authority with respect to any franchise, grant, license or permit.

“Permitted Subordinated Debt” means Indebtedness in respect of subordinated notes issued by Borrower from time to time, that complies with all of the following requirements:

(a)           such Indebtedness is and shall remain unsecured at all times;

(b)           no payment of principal of such Indebtedness is due on or before the Maturity Date as in effect on the date such Indebtedness is issued (in this definition called the “Date of Issuance”);

(c)           the financial covenants are no more restrictive with respect to the Restricted Persons than the financial covenants under this Agreement and all of the covenants and events of default governing such Indebtedness are not, taken as a whole, materially more restrictive with respect to the Restricted Persons than the covenants and Events of Default under this Agreement;

(d)           on the Date of Issuance and after giving effect to such Indebtedness (i) Borrower is in compliance on a pro forma basis with Section 7.11 and Section 7.12 of this Agreement, calculated for the most recent Four-Quarter Period for which the financial statements described in Section 6.2(b) are available to Lender;

(e)           no Default or Event of Default exists on the Date of Issuance or will occur as a result of the issuance of the subordinated notes evidencing such Indebtedness;

(f)           the payment of such Indebtedness is subordinated to payment of the Obligations pursuant to a written agreement (whether contained in the applicable indenture or a separate subordination agreement) in form and substance acceptable to Administrative Agent, in its sole discretion; and

(g)           Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, Governmental Authority or any other legally recognizable entity.

“Present Value” of any Mineral Interest means the present value of the future net revenues attributed to such Mineral Interest in the most recent Engineering Report using a discount rate of ten percent (10%).

“Prescribed Forms” means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender Party providing the forms or statements, (b) the Internal Revenue Code, or (c) any applicable rules or regulations thereunder, permit Borrower to make payments hereunder for the account of such Lender Party free of such deduction or withholding of income or similar taxes.

“Projected Gas Production” means the projected production of gas (measured by BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent report delivered pursuant to Section 6.2(d) or (e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of such Section 6.2(d) or (e) above and otherwise are satisfactory to Administrative Agent.

“Projected NGL Production” means the projected production of natural gas liquids (measured by volume unit, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent report delivered pursuant to Section 6.2(d) or (e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of such Section 6.2(d) or (e) above and otherwise are satisfactory to Administrative Agent.

“Projected Oil Production” means the projected production of oil or gas (measured by volume unit , not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent report delivered pursuant to Section 6.2(d) or (e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of such Section 6.2(d) or (e) above and otherwise are satisfactory to Administrative Agent.

“Proved Reserves” means “Proved Reserves” as defined in Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society for Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.  “Proved Developed Producing Reserves” are Proved Reserves, which are categorized as both “Developed” and “Producing” in the Definitions.

“Rating Agency” means either S & P or Moody’s.

“Redetermination” means a Scheduled Redetermination or a Special Redetermination.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required  Lenders” means two or more Lenders whose aggregate Percentage Shares equal or exceed sixty-six and two-thirds percent (66 2/3%).

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans.

“Responsible Officer” means, with respect to Borrower, the Chief Executive Officer, President, Chief Operating Officer, or Chief Financial Officer of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a limited liability company, a Manager of such Restricted Person, and if such Restricted Person is a corporation, the President or Chief Financial Officer of such Restricted Person.

“Restricted Person” means any of Borrower and each Subsidiary of Borrower.

“Revolving Loans” has the meaning given to such term in Section 2.1.

“SG” means Société Générale in its capacity as the lender under the SG Money Market Facility and not as a Lender hereunder.

“SG Money Market Facility” means the Money Market Facility in the amount of $30,000,000 made available to Borrowers by SG pursuant to a Letter Agreement between Borrower and SG.

“SG Obligations” means the Indebtedness arising under the SG Money Market Facility in an aggregate principal amount not to exceed $30,000,000, plus all interest accrued thereon all and fees, expenses and other Liabilities payable with respect thereto.

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw-Hill Companies), or its successor.

“Scheduled Redetermination” means any redetermination of the Borrowing Base pursuant to Section 2.9(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations, all Lender Hedging Obligations and the SG Obligations.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations.

“Security Schedule” means Schedule 3 hereto.

“Special Redetermination” means any redetermination of the Borrowing Base pursuant to Section 2.9(b) or Section 2.9(c).

“Staff Engineers” means petroleum engineers who are employees of Borrower or of a staffing company that provides its employees to Borrower.

“Stock Repurchase” means any payment made by a Restricted Person to purchase, redeem, acquire or retire any Equity Interest in such Restricted Person or any other Restricted Person (including any option or warrant to purchase such an Equity Interest).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.17.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning given to such term in Section 2.17.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.17, which, if in writing, shall be substantially in the form of Exhibit B-2.

“Swing Line Sublimit” means an amount equal to $100,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitment.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(b)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Total Funded Debt” means all Liabilities of the Restricted Persons of the types described in clauses (a), (b), (c), (d), (f), (h), (j) of the definition of Indebtedness.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“UCC” means the Uniform Commercial Code in effect in the State of California from time to time.

“Utilization Percentage” means, for any day, the Facility Usage (excluding Swing Line Loans) for such day, divided by the lesser of (i) the Borrowing Base in effect on such day or (ii)  the Aggregate Commitments in effect on such day, in each case expressed as a percentage.

“Wells Fargo” means Wells Fargo Bank, National Association.

Section 1.2.          Exhibits and Schedules; Additional Definitions.  All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.  Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3.          Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.4.           References and Titles.  All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document.  References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof.  Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.  References to “days” shall mean calendar days, unless the term “Business Day” is used.  Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Section 1.5.          Calculations and Determinations.  All calculations under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days.  Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding.  Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

Section 1.6.          Joint Preparation; Construction of Indemnities and Releases.  This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document.  All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II - - The Loans and Letters of Credit

Section 2.1.          Commitments to Lend; Notes.  Subject to the terms and conditions hereof, each Lender agrees to make loans to Borrower (herein called such Lender’s “Revolving Loans”) upon Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Section 3.3, Section 3.4, and Section 3.6, all Lenders are requested to make Revolving Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Borrowing, and (b) after giving effect to such Revolving Loans (i) the sum of the Facility Usage and the principal amount of SG Obligations then outstanding does not exceed (ii) the Borrowing Base determined as of the date on which the requested Revolving Loans are to be made.  The aggregate amount of all Revolving Loans in any Borrowing of Base Rate Loans must be greater than or equal to $500,000 or a higher integral multiple of $100,000 or must equal the remaining Availability, and the aggregate amount of all Revolving Loans in any Borrowing of Eurodollar Loans must be greater than or equal to $3,000,000 or any higher integral multiple of $1,000,000 or must equal the remaining Availability.  Borrower may have no more than ten Borrowings of Eurodollar Loans outstanding at any time.  The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions.  The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.  Interest on each Note shall accrue and be due and payable as provided herein and therein.  Each Note shall be due and payable as provided herein and therein, and shall be due and payable in full on the Maturity Date.  Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder.

Section 2.2.          Requests for New Revolving Loans.  Borrower must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Revolving Loans to be advanced by Lenders.  Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a)           specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

(b)           be received by Administrative Agent not later than 11:00 a.m., Denver, Colorado time on, (i) the day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B-1, duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof.  If all conditions precedent to such new Revolving Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in Denver, Colorado the amount of such Lender’s new Revolving Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Revolving Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Revolving Loans available to Borrower.  Unless Administrative Agent shall have received prompt notice from a Lender that such Lender will not make available to Administrative Agent such Lender’s new Revolving Loan, Administrative Agent may in its discretion assume that such Lender has made such Revolving Loan available to Administrative Agent in accordance with this section and Administrative Agent may if it chooses, in reliance upon such assumption, make such Revolving Loan available to Borrower.  In such event, if a Lender has not in fact made its share of the applicable Revolving Loan available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3.          Continuations and Conversions of Existing Loans.  Borrower may make the following elections with respect to Revolving Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration.  In making such elections, Borrower may combine existing Revolving Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Revolving Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than ten Borrowings of Eurodollar Loans outstanding at any time.  To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Revolving Loans, with a separate notice given for each new Borrowing.  Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a)           specify the existing Revolving Loans which are to be Continued or Converted;

(b)           specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Revolving Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Revolving Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c)           be received by Administrative Agent not later than 11:00 a.m., Denver, Colorado time, on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof.  Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower.  During the continuance of any Default, Borrower may not make any election to convert existing Revolving Loans into Eurodollar Loans or continue existing Revolving Loans as Eurodollar Loans.  If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period.  No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Revolving Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Revolving Loans. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Loan.

Section 2.4.          Use of Proceeds.  Borrower shall use all Loans to refinance Existing Indebtedness of Borrower including existing indebtedness under the Existing Credit Documents, to make acquisitions permitted by this Agreement, to finance capital expenditures, to refinance Matured LC Obligations, and provide working capital for its operations and for other general business purposes.  Borrower shall use all Letters of Credit for its general corporate purposes.  In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.  Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.5.          Interest Rates and Fees.

(a)           Base Rate Loans.  So long as no Event of Default has occurred and is continuing, all Base Rate Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day.  If an Event of Default has occurred and is continuing, all Base Rate Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the applicable Default Rate in effect on such day.  On each Interest Payment Date Borrower shall pay to the holder hereof all unpaid interest which has accrued on the Base Rate Loans to but not including such Interest Payment Date.

(b)           Eurodollar Loans.  So long as no Event of Default has occurred and is continuing, each Eurodollar Loan (exclusive of any past due principal or interest) shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day.  If an Event of Default has occurred and is continuing, all Eurodollar Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the applicable Default Rate in effect on such day.  On each Interest Payment Date relating to such Eurodollar Loan, Borrower shall pay to the holder hereof all unpaid interest which has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

(c)           Swing Line Loans.   Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Adjusted Base Rate. If an Event of Default has occurred and is continuing, all Swing Line Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the applicable Default Rate in effect on such day.  On each Interest Payment Date Borrower shall pay to the holder hereof all unpaid interest which has accrued on the Swing Line Loans to but not including such Interest Payment Date.

(d)           Past Due Principal and Interest.  All past due principal of and past due interest on the Loans shall bear interest on each day outstanding at the Default Rate in effect on such day, and such interest shall be due and payable daily as it accrues.

(e)           Commitment Fees.  In consideration of each Lender’s commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying the Commitment Fee Rate to such Lender’s Percentage Share of the Availability (calculated excluding outstanding Swing Line Loans) each day during the Commitment Period.  This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

(f)           Administrative Agent’s Fees.  In addition to all other amounts due to Administrative Agent under the Loan Documents, Borrower will pay fees to Administrative Agent as described in a Fee Letter dated June 10, 2008 between Administrative Agent and Borrower.

Section 2.6.          Optional Prepayments.

(a)            Borrower may from time to time and without premium or penalty prepay the Notes, in whole or in part, so long as the aggregate amount of Base Rate Loans prepaid at any time must be equal to $500,000 or a higher integral multiple of $100,000, and the aggregate amount of Eurodollar Loans prepaid at any time must be equal to $3,000,000 or any higher integral multiple of $1,000,000, provided that if Borrower prepays any Base Rate Loan, it shall give notice to Administrative Agent at least one Business Day’s prior notice to the date such prepayment is made and further provided that if Borrower prepays any Eurodollar Loan, it shall give notice to Administrative Agent at least three Business Days’ prior to the date such prepayment is made and pay to Lenders any amounts due under Section 3.5.

(b)           Borrower may, upon notice to the Swing Line Lender (with a copy to Administrative Agent), prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and Administrative Agent not later than 2:00 p.m. Denver, Colorado time on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Section 2.7.          Mandatory Prepayments.

(a)           If at any time the sum of the Facility Usage and the principal amount of SG Obligations then outstanding is in excess of the Borrowing Base (such excess being herein called a “Borrowing Base Deficiency”), Borrower shall within 30 days after Administrative Agent gives notice to Borrower of such Borrowing Base Deficiency elect to take either of the following actions or a combination thereof (i) prepay the SG Obligations and/or the principal of the Obligations in an aggregate amount at least equal to such Borrowing Base Deficiency in two equal installments, one being due and payable on the 90th day after the date on which Administrative Agent gives notice of such Borrowing Base Deficiency to Borrower and the other being payable on the 180th day after the date on which such notice is given to Borrower (or, if the Loans have been paid in full, pay to LC Issuer LC Collateral as required under Section 2.16(a)), or (ii) give notice to Administrative Agent that Borrower desires to provide (or cause to be provided by other Restricted Persons) Administrative Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other security documents in form and substance similar to the Security Documents previously delivered to Administrative Agent (with any changes required to conform to changes in Law or changes in the type of collateral covered thereby), and otherwise reasonably satisfactory to Administrative Agent, granting, confirming, and perfecting first and prior liens or security interests in collateral acceptable to all Lenders subject to no liens other than Permitted Liens, to the extent needed to allow all Lenders to increase the Borrowing Base (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount which eliminates such Borrowing Base Deficiency, and such Security Documents shall be executed and delivered to Administrative Agent within thirty days after Administrative Agent confirms to Borrower what collateral shall be required.  If, prior to any such specification by Administrative Agent, Required Lenders determine that the giving of such Security Documents will not serve to eliminate such Borrowing Base Deficiency, then, within five Business Days after receiving notice of such determination from Administrative Agent, Borrower will elect to make, and will thereafter make, the prepayments specified in the preceding subsection (i) of this subsection (a).

(b)           Immediately upon the reduction of the Borrowing Base pursuant to Section 7.5, Borrower shall make a mandatory prepayment on the Loans in an amount, if any, required to eliminate any Borrowing Base Deficiency.

(c)           Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid and any amounts due under Section 3.4.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8.          Initial Borrowing Base.  During the period from the date hereof to the first Determination Date the Borrowing Base shall be $1,000,000,000.

Section 2.9.          Subsequent Redeterminations of Borrowing Base.

(a)           Scheduled Determinations of Borrowing Base.  By March 15 and September 15 of each year Borrower shall furnish to each Lender all information, reports and data which Administrative Agent has then requested concerning Restricted Persons’ businesses and properties (including their Mineral Interests and the reserves and production relating thereto), together with the Engineering Report described in Section 6.2(d) or 6.2(e), as applicable.  Within forty-five days after receiving such information, reports and data, or as promptly thereafter as practicable, Required Lenders shall agree upon an amount for the Borrowing Base (provided that all Lenders must agree to any increase in the Borrowing Base) and Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined.  If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this section, Administrative Agent may nonetheless designate the Borrowing Base at any amount which Required Lenders determine and may redesignate the Borrowing Base from time to time thereafter (provided that all Lenders must agree to any increase in the Borrowing Base) until each Lender receives all such information, reports and data, whereupon Required Lenders shall designate a new Borrowing Base as described above.  Required Lenders shall determine the amount of the Borrowing Base in their sole discretion consistent with normal and customary oil and gas lending practice of the Lenders based upon the loan collateral value which they in their discretion assign to the various Mineral Interests of Restricted Persons at the time in question and based upon such other credit factors (including without limitation the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Borrower and its Affiliates) as they in their discretion deem significant.  It is expressly understood that Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount, whether in relation to the Maximum Credit Amount or otherwise, and that Lenders’ commitments to advance funds hereunder is determined by reference to the Borrowing Base from time to time in effect.

(b)           Lenders’ Special Redeterminations of Borrowing Base .  In addition to Scheduled Redeterminations, Required Lenders shall be permitted to make a Special Redetermination of the Borrowing Base once between each two consecutive Scheduled Redeterminations.  Any request by Required Lenders pursuant to this Section 2.9(b) shall be submitted to Administrative Agent and Borrower.  As soon as reasonably possible, Borrower shall deliver to Administrative Agent and Lenders an Engineering Report prepared as of a date which is no more than thirty (30) days prior to the date of such request.

(c)           Borrower’s Special Redetermination of Borrowing Base.  In addition to Scheduled Redeterminations, Borrower shall be permitted to request a Special Redetermination of the Borrowing Base once between each two consecutive Scheduled Redeterminations.  Such request shall be submitted to Administrative Agent and Lenders and at the time of such request Borrower shall (i) deliver to Administrative Agent and each Lender an Engineering Report prepared as of a date which is no more than thirty (30) days prior to the date of such request and (ii) notify Administrative Agent and each Lender of the Borrowing Base requested by Borrower in connection with such Special Redetermination.

(d)           Procedures for Special Redeterminations.  Any Special Redetermination shall be made by Lenders in accordance with the procedures and standards set forth in Section 2.9(a).

(e)           Reduction of Borrowing Base in Connection with Asset Sales.  In addition to Scheduled Redeterminations and Special Redeterminations, the Borrowing Base may be reduced from time to time as provided in Section 7.5.

Section 2.10.        Decrease in Aggregate Commitment.  Borrower may at any time reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in the amount of $5,000,000 or any higher integral multiple of $1,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Facility Usage and may not be reinstated.

Section 2.11.        Letters of Credit.  Subject to the terms and conditions hereof, Borrower may during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a)           the sum of  the Facility Usage and the principal amount of the SG Obligations then outstanding does not exceed the Borrowing Base determined as of the date on which the requested Letter of Credit is to be issued;

(b)           the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit; and

(c)           the expiration date of such Letter of Credit (as extended if applicable) is prior to the Letter of Credit Termination Date.

and further provided that:

(d)           such Letter of Credit is to be used for general corporate purposes of Restricted Persons;

(e)           such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person except Indebtedness of Restricted Persons;

(f)           the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III;

(g)           the form and terms of such Letter of Credit are acceptable to LC Issuer in its sole and absolute discretion; and

(h)           all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through (h) (in the following Section 2.12 called the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit.  LC Issuer may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue any other requested Letter of Credit for any reason which LC Issuer in its sole discretion deems relevant.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and, from and after the date hereof, shall be subject to and governed by the terms and conditions hereof.

Section 2.12.        Requesting Letters of Credit.

(a)           Borrower must make written application for any Letter of Credit or amendment or extension of any Letter of Credit at least five Business Days before the date on which Borrower desires for LC Issuer to issue such Letter of Credit.  By making any such written application Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.11 will be met as of the date of issuance of such Letter of Credit.  Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).

(b)           If Borrower so requests in any applicable LC Application, the LC Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the LC Issuer, Borrower shall not be required to make a specific request to the LC Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the LC Issuer shall not permit any such extension if (A) the LC Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.10 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the LC Issuer not to permit such extension.

(c)           Two Business Days after the LC Conditions for a Letter of Credit have been met as described in Section 2.11 (or if LC Issuer otherwise desires to issue such Letter of Credit), LC Issuer will issue such Letter of Credit at LC Issuer’s office in San Francisco, California.  If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

Section 2.13.        Reimbursement and Participations.

(a)           Reimbursement by Borrower.  Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower.  Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation, together with interest thereon at the Default Rate applicable to Base Rate Loans.

(b)           Letter of Credit Loans.  If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder, then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Revolving Loans to Borrower in the amount of such draft or demand, which Revolving Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation.  Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1, the amount of such Revolving Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Revolving Loans shall not be considered.

(c)           Participation by Lenders.  LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and -- to induce LC Issuer to issue Letters of Credit hereunder -- each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder.  Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower).  Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(d)           Distributions to Participants.  Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

(e)           Calculations.  A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.14.        Letter of Credit Fees.  In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (a) to Administrative Agent, for the account of all Lenders in accordance with their respective Percentage Shares, a letter of credit issuance fee at a rate equal to the Eurodollar Margin then in effect, and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to one-eighth of one percent (0.125%) per annum, but in no event less than $500 per annum.  Each such fee will be calculated based on the face amount of all Letters of Credit outstanding on each day at the above applicable rate and will be payable at the end of each Fiscal Quarter in arrears.  In addition, Borrower will pay to LC Issuer the LC Issuer’s customary fees for administrative issuance, amendment and drawing of each Letter of Credit.

Section 2.15.        No Duty to Inquire.

(a)           Drafts and Demands.  LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter.  LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved.  Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

(b)           Extension of Maturity.  If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c)           Transferees of Letters of Credit.  If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

Section 2.16.        LC Collateral.

(a)           LC Obligations in Excess of Borrowing Base.  If, after the making of all mandatory prepayments required under Section 2.7, the sum of the outstanding LC Obligations and the outstanding principal amount of the SG Obligations will exceed the lesser of Borrowing Base or the Aggregate Commitment, then Borrower will immediately pay to LC Issuer an amount equal to such excess.  LC Issuer will hold such amount as security for the remaining LC Obligations (all such amounts held as security for LC Obligations being herein collectively called “LC Collateral”) and the other Obligations, and such collateral may be applied from time to time to any Matured LC Obligations or other Obligations which are due and payable.  Neither this subsection nor the following subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligation, including any LC Application, or any rights which any Lender Party may have to otherwise apply any payments by Borrower and any LC Collateral under Section 3.1.

(b)           Acceleration of LC Obligations.  If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.1 then, unless Majority Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by Majority Lenders at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding, which amount shall be held by LC Issuer as LC Collateral securing the remaining LC Obligations and the other Obligations, and such LC Collateral may be applied from time to time to any Matured LC Obligations or any other Obligations which are due and payable.

(c)           Investment of LC Collateral.  Pending application thereof, all LC Collateral shall be invested by LC Issuer in such Investments as LC Issuer may choose in its sole discretion.  All interest on (and other proceeds of) such Investments shall be reinvested or applied to Matured LC Obligations or other Obligations which are due and payable.  When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower’s reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release any remaining LC Collateral.  Borrower hereby assigns and grants to LC Issuer a continuing security interest in all LC Collateral paid by it to LC Issuer, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents and Borrower agrees that such LC Collateral, Investments and proceeds shall be subject to all of the terms and conditions of the Security Documents.  Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the UCC with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

(d)           Payment of LC Collateral.  When Borrower is required to provide LC Collateral for any reason and fails to do so on the day when required, LC Issuer may without notice to Borrower or any other Restricted Person provide such LC Collateral (whether by transfers from other accounts maintained with LC Issuer or otherwise) using any available funds of Borrower or any other Person also liable to make such payments.  Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Security Document, be considered past due Obligations owing hereunder.

Section 2.17.        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.17, to make loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day during the Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Swing Line Lender’s Percentage Share of the outstanding principal balance of Swing Line Lender’s Revolving Loans, may exceed the amount of the Swing Line Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, the sum of the Facility Usage and the principal amount of the SG Obligations then outstanding does not exceed the Borrowing Base; and provided further that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.17, prepay under Section 2.6 and reborrow under this Section 2.17.  Each Swing Line Loan shall bear interest at the Adjusted Base Rate and all outstanding Swing Line Loans shall be due and payable in full on the fifth and the twentieth day of each calendar month.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Percentage Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.     Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and Administrative Agent not later than 1:00 p.m., Denver, Colorado time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice appropriately completed.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., Denver, Colorado time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.17(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., Denver, Colorado time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan in an amount equal to such Lender’s Percentage Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Revolving Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.2.  The Swing Line Lender shall furnish Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to Administrative Agent.  Each Lender shall make an amount equal to its Percentage Share of the amount specified in such Borrowing Notice available to Administrative Agent in immediately available funds for the account of the Swing Line Lender at Administrative Agent’s office not later than 1:00 p.m., Denver, Colorado time, on the day specified in such Borrowing Notice, whereupon, subject to Section 2.17(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan in accordance with Section 2.17(c), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.17(c)(i) shall be deemed payment in respect of such participation.

(iii)           If any Lender fails to make available to Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.17(c) by the time specified in 2.17(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Swing Line Loan or funded participation in the relevant Swing Line Loan as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)           Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.17(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuation of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.17(c) is subject to the conditions set forth in Section 4.2.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest provided herein.

(d)           Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage Share thereof in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.6 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Percentage Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive payment in full of the Obligations and the termination of this Agreement.

(e)           Interest Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans.  Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.17 to refinance such Lender’s Percentage Share of any Swing Line Loan, interest in respect of such Percentage Share shall be solely for the account of the Swing Line Lender.

(f)           Payments Directly to Swing Line Lender.  Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.18.        Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans, and to make payments pursuant to Section 2.2 are several and not joint.  The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 10.4(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.4(b).

ARTICLE III -  - Payments to Lenders

Section 3.1.          General Procedures.  Borrower will make each payment which it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds.  Each such payment must be received by Administrative Agent not later than 11:00 a.m., Denver, Colorado time, on the date such payment becomes due and payable.  Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day.  Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due.  Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 8.3):

(a)           first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b)           then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;

(c)           then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

(d)           last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7.  All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.13(c) or to Administrative Agent under Section 10.4(b), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Section 3.2.          Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or LC Issuer;

(ii)           subject any Lender or LC Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.5 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or LC Issuer); or

(iii)           impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or LC Issuer, Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3.          Illegality.  If any Change in Law after the date hereof shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party which are then the subject of any Borrowing Notice and which cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4.          Funding Losses.  In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Revolving Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b).  Such indemnification shall be on an after-tax basis.

Section 3.5.          Taxes.

(a)           Payment Free of Taxes.   Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Borrower.  Borrower shall indemnify Administrative Agent, each Lender and LC Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender or LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or LC Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If Administrative Agent, a Lender or LC Issuer receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or LC Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or LC Issuer in the event Administrative Agent, such Lender or LC Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Administrative Agent, any Lender or LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

Section 3.6.          Alternative Rate of Interest.  If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

(a)           Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (any such determination shall be conclusive absent manifest error); or

(b)           Administrative Agent is advised by Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.

Section 3.7.          Mitigation Obligations; Replacement of Lenders

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.2, or if any Lender gives notice to Borrower under Section 3.3 that it is unlawful for such Lender to fund or maintain Eurodollar Loans, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender fails to consent to any increase in the Borrowing Base proposed by Administrative Agent, or if any Lender has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding, or if, in connection with any consent or approval of any proposed amendment, modification, waiver, or consent that requires consent of each Lender, the consent of Required Lenders shall have been obtained but any Lender has not so consented or approved (any such Lender, a “Non-Consenting Lender”), then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)           Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)           (A) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and (B) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter and (C) in the case of any assignment due to illegality, such assignee can fund and maintain Eurodollar Loans; and

(iv)           such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.  In connection with any such replacement, if any such Lender does not execute and deliver to Administrative Agent a duly executed assignment specified in Section 10.5 reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such assignment to such Lender, then such Lender shall be deemed to have executed and delivered such assignment without any action on the part of such Lender.

ARTICLE IV - - Conditions Precedent to Lending

Section 4.1.          Documents to be Delivered.  No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit, under this Agreement, and the effectiveness of the amendment and restatement of the Existing Credit Agreement shall not be effective, unless Administrative Agent shall have received all of the following, at Administrative Agent’s office in Denver, Colorado, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent:

(a)           Loan Documents.  Administrative Agent shall have received counterparts of each Loan Document originally executed and delivered by each applicable Restricted Person and Lenders and in such numbers as Administrative Agent or its counsel may reasonably request.

(b)           Organizational Documents; Incumbency.  Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Restricted Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an Responsible Officer as being in full force and effect without modification or amendment; (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)           Closing Certificate.  Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of Borrower, of even date with this Agreement, in which such officer certifies to the satisfaction of each of the conditions set out in Section 4.1 and Section 4.2.

(d)           Governmental Authorizations and Consents.  Each Restricted Person shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e)           Environmental Reports.  Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Borrower’s material real property assets.

(f)           Evidence of Insurance.  Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Administrative Agent had been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 6.8.

(g)           Opinions of Counsel.  Administrative Agent shall have received originally executed copies of the favorable written opinions of (i) Musick, Peeler & Garrett LLP, counsel to Restricted Persons, in the form of Exhibit E and opining as to such other matters as Administrative Agent may reasonably request at least three days prior to the Closing Date, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders), and (ii) Jeffer Mangels Butler & Marmaro LLP, California local counsel to Administrative Agent, opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent.

(h)           Fees.  Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees required to be paid to Administrative Agent or any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.

(i)           Financial Statements.  Lenders shall have received the Initial Financial Statements, which shall be in form and substance reasonably satisfactory to Administrative Agent, together with a certificate by an Responsible Officer certifying the Initial Financial Statements.

(j)           Initial Engineering Report.  Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to Administrative Agent.

(k)           Title.  Administrative Agent shall have received title reports, title opinions and other title information in form, substance and authorship reasonably satisfactory to Administrative Agent, with respect to the Borrowing Base Properties that are subject to the Security Documents on the Closing Date.

(l)           Acquisition.  Administrative Agent shall have received a copy of each Acquisition Document, duly executed and delivered by each party thereto, together with a pro forma balance sheet reflecting assets and liabilities of Borrower immediately after consummation of the Acquisition contemplated by the Acquisition Documents.  Simultaneously with making of the Loans on the date hereof, the transactions contemplated by the Acquisition Documents to be consummated on the date hereof shall contemporaneously be consummated in compliance with the terms and conditions of the Acquisition Documents and all conditions precedent to such consummation will be fully satisfied.

(m)           No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to cause a Material Adverse Change.

(n)           Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(o)           Material Adverse Change.  No event or circumstance shall have occurred or be continuing since the date of the Initial Financial Statements that has had, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.

(p)           Due Diligence.  Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Mineral Interests and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(q)           Other Documentation.  Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1.  All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.  For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2.          Additional Conditions Precedent.  No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

(a)           All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which cases such representations and warranties shall have been true and correct in all material respects on and of such earlier date.

(b)           No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit.

(c)           No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change to, Borrower’s Consolidated financial condition or businesses since the date of the Initial Financial Statements.

(d)           Each Restricted Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan or the date of issuance of such Letter of Credit.

(e)           The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

(f)           Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in Section 4.1 (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto.  All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

ARTICLE V - - Representations and Warranties

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to each Lender that:

Section 5.1.          No Default.  No event has occurred and is continuing which constitutes a Default.

Section 5.2.          Organization and Good Standing.  Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.  Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3.          Authorization.  Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.  Borrower is duly authorized to borrow funds hereunder.

Section 5.4.          No Conflicts or Consents.  The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the organizational documents of any Restricted Person, or (iii) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person in any material respect, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents.  Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5.          Enforceable Obligations.  This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

Section 5.6.          Initial Financial Statements.  Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements.  The Initial Financial Statements fairly present Borrower’s Consolidated financial position at the respective dates thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the respective periods thereof.  Since the date of the annual Initial Financial Statements no Material Adverse Change has occurred, except as reflected in the quarterly Initial Financial Statements or in Section 5.6 of the Disclosure Letter.  All Initial Financial Statements were prepared in accordance with GAAP.

Section 5.7.          Other Obligations and Restrictions.  No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Letter or a Disclosure Report.  Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Letter or a Disclosure Report, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to cause a Material Adverse Change.

Section 5.8.          Full Disclosure.  No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby (excluding projections, estimates and Engineering Reports) contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made; provided that, with respect to the estimates, projections and pro forma financial information contained in the materials referenced above, Borrower only represents that they are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to each Lender in writing which could reasonably be expected to cause a Material Adverse Change.  There are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 5.9.          Litigation.  Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Letter:  (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) before any Governmental Authority which could reasonably be expected to cause a Material Adverse Change, (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person or any Restricted Person’s stockholders, partners, directors or officers or affecting any Collateral or any of its material assets or property which could reasonably be expected to cause a Material Adverse Change, and (c) there are no cease and desist, noncompliance orders or notices from the California Division of Oil, Gas and Geothermal Resources or other Governmental Authorities which could reasonably be expected to cause a Material Adverse Change.

Section 5.10.        Labor Disputes and Acts of God.  Except as disclosed in Section 5.10 of the Disclosure Letter or a Disclosure Report, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to cause a Material Adverse Change.

Section 5.11.        ERISA Plans and Liabilities.  All currently existing ERISA Plans are listed in Section 5.11 of the Disclosure Letter or a Disclosure Report.  Except as disclosed in the Initial Financial Statements or in Section 5.11 of the Disclosure Letter or a Disclosure Report, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects.  No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA.  Except as set forth in Section 5.11 of the Disclosure Letter or a Disclosure Report:  (a) no “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $500,000.

Section 5.12.        Environmental and Other Laws.  Except as disclosed in Section 5.12 of the Disclosure Letter or a Disclosure Report: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all material licenses, permits and bonds required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.  Each Restricted Person undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of the Property and any potential environmental liabilities associated therewith.

Section 5.13.        Names and Places of Business.  No Restricted Person has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.13 of the Disclosure Letter or a Disclosure Report.  Except as otherwise indicated in Section 5.13 of the Disclosure Letter or a Disclosure Report, the chief executive office and principal place of business of each Restricted Person are (and for the preceding five years have been) located at the address of Borrower set out on the signature pages hereto.  Except as indicated in Section 5.13 of the Disclosure Letter or a Disclosure Report, no Restricted Person has any other office or place of business.

Section 5.14.        Borrower’s Subsidiaries.  Borrower does not presently have any Subsidiary or own any stock in any other corporation or association except those listed in Section 5.14 of the Disclosure Letter or a Disclosure Report.  Neither Borrower nor any Restricted Person is a member of any general or limited partnership, joint venture or association of any type whatsoever except those listed in Section 5.14 of the Disclosure Letter or a Disclosure Report, and associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships.  Except as otherwise revealed in a Disclosure Report, Borrower owns, directly or indirectly, the Equity Interest in each of its Subsidiaries which is indicated in Section 5.14 of the Disclosure Letter.

Section 5.15.        Government Regulation.  Neither Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.16.        Solvency.  Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby, no Restricted Person will be Insolvent.

Section 5.17.        Title to Properties; Licenses.  Except for those Mineral Interests disposed of in accordance with this Agreement and oil and gas leases that have expired in accordance with their terms, each Restricted Person has (a) good and defensible title to, or valid leasehold interests in, all of the Mineral Interests covered by the most recently delivered Engineering Report, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens; and (b) good and valid title to, or valid leasehold interests in, licenses of, or rights to use, all other Collateral owned or leased by such Restricted Person, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens, except in the case of clauses (a) and  (b) of this section, defects in title or adverse claims which could not reasonably be expected to cause a Material Adverse Change; provided that no representation or warranty is made in this section with respect to any Mineral Interest to which no Proved Reserves are properly attributed.     Other than changes which arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Document and except for properties disposed of in compliance with this Agreement or leases that have expired in accordance with their terms: (x) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the most recently delivered Engineering Report subject to Permitted Liens and (y) the ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in such Engineering Report.  Upon delivery of each Engineering Report furnished to the Lenders pursuant to Sections 6.2(d) and (f), the statements made in the preceding sentences of this section and in Section 5.8 shall be true with respect to such Engineering Report.  Each Restricted Person possesses all licenses, permits, franchises, or otherwise has valid rights, rights to use all patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

Section 5.18.        Leases and Contracts; Performance of Obligations.  Except for those Mineral Interests disposed of in accordance with this Agreement and oil and gas leases that have expired in accordance with their terms, the leases, contracts, servitudes and other agreements forming a part of the Mineral Interests of the Restricted Persons covered by the most recently delivered Engineering Report are in full force and effect unless (i) disputed in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, or (ii) the failure to be in full force and effect could not reasonably be expected to cause a Material Adverse Change.  All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Mineral Interests covered by the most recently delivered Engineering Report, have been properly and timely paid or will be paid prior to deliquency unless (i) disputed in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP or (ii) the failure to pay could not reasonably be expected to cause a Material Adverse Change.  No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Mineral Interests covered by the Engineering Report, where such failure could reasonably be expected to cause a Material Adverse Change.  No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis.

Section 5.19.        Gas Imbalances, Prepayments.  Except as listed on the Disclosure Letter, on a net basis there are no gas imbalances, take or pay or other prepayments (excluding firm transportation contracts entered into in the ordinary course of business) which would require the Borrower or any of its Subsidiaries to deliver Mineral Interests produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 1 Bcf of gas or the energy equivalent for oil in the aggregate.  Except for contracts listed in the Disclosure Letter or included in the most recently delivered Engineering Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject property’s delivery capacity except as disclosed in the Disclosure Letter or the most recently delivered Engineering Report), no material agreements exist which are not cancelable on 120 days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Mineral Interests (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months.

Section 5.20.        Operation of Mineral Interests. Except for those Mineral Interests disposed of in accordance with this Agreement and oil and gas leases that have expired in accordance with their terms, the Mineral Interests covered by the most recently delivered Engineering Report (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Mineral Interests covered by the most recently delivered Engineering Report after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Mineral Interest covered by the most recently delivered Engineering Report and in conformity with the Permitted Liens except where the failure to do so could not reasonably be expect to have a Material Adverse Change.  No Mineral Interest covered by the most recently delivered Engineering Report is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and none of the wells located on the Mineral Interests covered by the most recently delivered Engineering Report (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Mineral Interests covered by the most recently delivered Engineering Report (or, in the case of wells located on properties unitized therewith, such unitized properties) except where such matter could not reasonably be expect to have a Material Adverse Change.  Each Restricted Person has all governmental licenses, permits and bonds necessary or appropriate to own and operate its Mineral Interests covered by the most recently delivered Engineering Report, and no Restricted Person has received notice of any violations in respect of any such licenses or permits, except where the failure to do, or any such violation, so could not reasonably be expect to have a Material Adverse Change.

Section 5.21.        Regulation U.  None of Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates Regulation U.

ARTICLE VI - - Affirmative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise:

Section 6.1.          Payment and Performance.  Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents.  Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2.          Books, Financial Statements and Reports.  Each Restricted Person will at all times maintain full and accurate books of account and records.  Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender Party at Borrower’s expense:

(a)           As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated and consolidating financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by independent certified public accountants selected by Borrower and acceptable to Majority Lenders, stating that such Consolidated financial statements have been so prepared.  These financial statements shall contain a Consolidated and consolidating balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b)           As soon as available, and in any event within forty-five (45) days after the end of the first three Fiscal Quarters in each Fiscal Year, Borrower’s Consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and Consolidated and consolidating statements of Borrower’s earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.  In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the form of Exhibit D signed by the Chief Financial Officer or the Treasurer of Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.11 and Section 7.12 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c)           As soon as available, and in any event within fifteen (15) days after the date required to be delivered to the SEC, Borrower will deliver copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its stockholders and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the SEC or any similar governmental authority.  Documents required to be delivered pursuant to Section 6.2(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at the website address listed in the Disclosure Letter; or (ii) on which such documents are posted on Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, including, but not limited to any filings made on EDGAR to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (x) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (y) Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent and each Lender of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to Administrative Agent and each of the Lenders.  Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(d)           By March 15 of each year, Borrower will deliver an Engineering Report prepared by Independent Engineers as of January 1 of such year, concerning all oil and gas properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Reserves.  This report shall be satisfactory to Administrative Agent, shall contain sufficient information to enable Borrower to meet the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the SEC and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report.  This report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral.

(e)           By September 15 of each year, commencing September 15, 2008, and promptly following notice of a Special Redetermination under Section 2.9 Borrower will deliver an engineering report prepared by Staff Engineers consistent in form and scope of the Engineering Reports described in (d) above, as of July 1 of such year in the case of Scheduled Redeterminations and as of the date specified in Section 2.9(c) in the case of Special Redeterminations.

(f)           Together with each Engineering Report required under Section 2.9(d) and each Engineering Report required under Section 2.9(e), Borrower will furnish lease operating statements for twelve consecutive calendar months then ended, which include lease operating statements for such period and for each month during such period, for properties covered by such Engineering Report.

(g)           Together with each set of financial statements furnished under subsections (a) and (b) of this section, Borrower will furnish a report (in form reasonably satisfactory to Administrative Agent) of all Hedging Contracts of Borrower and each of its Subsidiaries, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.

(h)            As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, Borrower will deliver a report describing by lease or unit the gross volume of production and sales attributable to production during such quarter from the properties described in the most recent Engineering Report and describing the related severance taxes, other taxes, leasehold operating expenses and capital costs attributable thereto and incurred during such quarter.

(i)           When Borrower or a Consolidated subsidiary of Borrower acquires assets during a Four-Quarter Period and such assets are included in the calculation of Adjusted EBITDAX for such Four-Quarter Period, Borrower shall deliver to Administrative Agent and Lenders, together with the financial statements described in Section 6.2(b), pro forma financial statements of Borrower for such period prepared on a Consolidated basis as if such assets had been acquired by Borrower or such subsidiary on the first day of such Four-Quarter Period.

(j)           Concurrently with the reports referred to in Section 6.2(d), Borrower will deliver a report describing material gas imbalances and curtailments of production for the Collateral.

Section 6.3.          Other Information and Inspections.  Each Restricted Person will furnish to each Lender any information which Administrative Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with Restricted Persons’ businesses, properties, prospects, financial condition and operations.  Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, Administrative Agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Section 6.4.          Notice of Material Events and Change of Address.  Borrower will promptly notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a)           occurrence of any Material Adverse Change,

(b)           the occurrence of any Default,

(c)           the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change,

(d)           the occurrence of any Termination Event,

(e)           any claim of $10,000,000 or more, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties, and

(f)           the filing of any suit or proceeding against any Restricted Person in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

Upon the occurrence of any of the foregoing Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.  Borrower will also notify Administrative Agent and Administrative Agent’s counsel in writing at least twenty Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records, furnishing with such notice any necessary financing statement amendments or requesting Administrative Agent and its counsel to prepare the same.

Section 6.5.          Maintenance of Properties.  Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition and in compliance with all applicable Laws in all material respects, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 6.6.          Maintenance of Existence and Qualifications.  Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify will not cause a Material Adverse Change.  The foregoing shall not restrict (i) any merger or consolidation permitted by Section 7.4 or (ii) the liquidation or dissolution of any Subsidiary if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders.

Section 6.7.          Payment of Trade Liabilities, Taxes, etc.  Each Restricted Person will (a) timely file all required tax returns; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (c) pay all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business within a period of time after the invoice date that is customary in the oil and gas industry; (d) pay and discharge when due all other Liabilities now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP.  Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as (i) it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor or (ii) the nonpayment or nondischarge could not reasonably be expected to cause a Material Adverse Change.

Section 6.8.          Insurance.

(a)           Each Restricted Person shall at all times maintain (at its own expense) insurance for its property in accordance with the Insurance Schedule in at least such amounts, with at least such limitations on deductibles, and against such risks, in such form and with such financially sound and reputable insurers as shall be reasonably satisfactory to Administrative Agent from time to time. Each Restricted Person shall at all times maintain insurance against its liability for injury to persons or property in accordance with the Insurance Schedule, which insurance shall be by financially sound and reputable insurers.

(b)           All insurance policies shall be modified or endorsed as necessary to (A) name the Administrative Agent as loss payee on policies insuring loss or damage of Collateral and as additional insured on policies insuring against liability for injury to persons or property, and (B) prevent any expiration, or cancellation of the coverage provided by such policies without at least thirty (30) days prior written notice to Administrative Agent by the insurer.  Each Restricted Person shall, if so requested by Administrative Agent, deliver to Administrative Agent original or duplicate policies of such insurance and, as often as Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Administrative Agent shall, upon the occurrence and during the continuance of an Event of Default, have the right to collect and Borrower hereby assigns to Administrative Agent for the benefit of Lenders (and hereby agrees to cause each other Restricted Person to assign), any and all moneys that may become payable under any such policies of insurance by reason of damage, loss or destruction of any of the Collateral or any part thereof and to apply such moneys to the payment of the Obligations as herein provided.  Reimbursement under any liability insurance maintained by Restricted Persons pursuant to this Section 6.8 may be paid directly to the Person who has incurred the liability covered by such insurance.

Section 6.9.          Performance on Borrower’s Behalf.  If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same.  Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

Section 6.10.        Interest.  Borrower hereby promises to each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which Borrower has in this Agreement promised to pay to such Lender Party and which are not paid when due.  Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11.        Compliance with Agreements and Law.  Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, except when failure to do so could not reasonably be expected to cause a Material Adverse Change.  Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto and will maintain in good standing all licenses that may be necessary or appropriate to carry on its business.

Section 6.12.        Environmental Matters; Environmental Reviews

(a)           Except in each case where failure to do so could not reasonably be expected to cause a Material Adverse Change, each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.  Except in each case where failure to do so could not reasonably be expected to cause a Material Adverse Change, no Restricted Person will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances.  Upon Administrative Agent’s reasonable request, at any time and from time to time, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm reasonably acceptable to Administrative Agent.  Administrative Agent and Lenders will use their best efforts to protect any attorney client privilege that exists with respect to reports or audits prepared by such engineers or consultants.

(b)           Borrower will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, in each case which involves a claim or liability in excess of $10,000,000.

Section 6.13.        Evidence of Compliance.  Each Restricted Person will furnish to each Lender at such Restricted Person’s or Borrower’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14.        Bank Accounts; Offset.  To secure the repayment of the Obligations Borrower hereby grants to each Lender and LC Issuer a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender or LC Issuer from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender or LC Issuer, and (c) any other credits and claims of Borrower at any time existing against any Lender or LC Issuer, including claims under certificates of deposit.  At any time and from time to time after the occurrence of any Default, each Lender and LC Issuer is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to.  The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 6.15.        Guaranties of Borrower’s Subsidiaries.  Each Domestic Subsidiary of Borrower that is a Material Subsidiary now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by Administrative Agent, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance.  Each such Domestic Subsidiary of Borrower that is a Material Subsidiary existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder.  Borrower will cause each such Domestic Subsidiary to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Domestic Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Section 6.16.        Pledge of Stock of Foreign Subsidiaries.  Borrower shall execute and deliver to Administrative Agent (and shall cause each Restricted Person to execute and deliver to Administrative Agent) a pledge agreement covering sixty-six percent (66%) of its Equity Interest in each Foreign Subsidiary of Borrower that is a Material Subsidiary now existing or created, acquired or coming into existence after the date hereof and securing the Obligations, in form and substance acceptable to Administrative Agent.  Borrower shall also deliver to Administrative Agent all certificates (or other evidence acceptable to Administrative Agent) evidencing Borrower’s Equity Interest in such Foreign Subsidiary which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect a first priority Lien in Borrower’s Equity Interest in such Foreign Subsidiary.

Section 6.17.        Collateral.

(a)           At all times the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Liens) covering and encumbering (i) not less than the Minimum Collateral Amount, and all cogeneration facilities and transportation and gathering systems owned by any Restricted Person used in connection with the production and development of the Mineral Interests included therein, and (ii) all of the issued and outstanding Equity Interest of each Subsidiary of Borrower owned by Restricted Person subject to the limitation with respect to Foreign Subsidiaries set forth in Section 6.16, and (iii) all other personal property of the Restricted Persons that can be perfected by the filing of a financing statement under the UCC (excluding filings in the real property records), except for the Excluded Property.  On the Closing Date, Borrower and its Subsidiaries shall deliver to Administrative Agent for the ratable benefit of each Lender and SG, Security Documents covering the foregoing, each in form and substance acceptable to Administrative Agent.

(b)           To the extent necessary to comply with the first sentence of Section 6.17(a), (i) within 30 days after each Determination Date, Borrower and its Subsidiaries shall execute and deliver to Administrative Agent, for the ratable benefit of each Lender and SG, deeds of trust, mortgages, chattel mortgages, security agreements and financing statements in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such Subsidiary (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by this Section 6.17.

(c)           Borrower also agrees to deliver favorable title information, title opinions or updates of title opinions in form, substance and authorship reasonable satisfactory to Administrative Agent with respect to the properties described in subsection (b) immediately above and confirming that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens.

Section 6.18.        Agreement to Deliver Security Documents.  Borrower agrees to deliver and to cause each other Restricted Person to deliver to further secure the Secured Obligations, whenever requested by Administrative Agent in its reasonable discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of (i) granting, confirming, and perfecting first and prior liens or security interests in any real or personal property which is at such time Collateral or which was required or intended to be Collateral pursuant to this Agreement or any Security Document previously executed and not then released by Administrative Agent, and (ii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management.  Each Restricted Person hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” without the signature of any Restricted Person.  Furthermore, Borrower agrees to deliver and to cause each other Restricted Person to deliver, whenever requested by Administrative Agent upon the occurrence and during the continuance of an Event of Default, transfer orders or letters in lieu thereof with respect to the production and proceeds of production from the Collateral, in form and substance satisfactory to Administrative Agent.

Section 6.19.        Production Proceeds.  Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified.  Upon the occurrence of an Event of Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents subject to the terms thereof, including the right to obtain possession of all Production Proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds.  In no case shall any failure, whether intentioned or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

Section 6.20.        Mortgaged Property Covenants.  Each Restricted Person will carry out its sales of production, will operate the Mineral Interests, and will otherwise deal with the Mineral Interests and the production therefrom, in such a way that the representations and warranties in Section 5.18 through 5.20 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

Section 6.21.        Post-Closing Obligations.  Borrower shall deliver to Administrative Agent within ninety (90) days after the Closing Date, the title reports and information described in Schedule 4 hereto.

ARTICLE VII - - Negative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise:

Section 7.1.           Indebtedness.  No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a)           the Obligations;

(b)           Liabilities for taxes and governmental assessments in the ordinary course of business that are not yet due;

(c)           Indebtedness arising under Hedging Contracts permitted under Section 7.3;

(d)           Liability for that certain royalty associated with production from Borrower’s Formax properties;

(e)           Permitted Subordinated Debt;

(f)           SG Obligations;

(g)           intercompany Indebtedness arising from loans made by (i) Borrower to its wholly-owned Subsidiaries that are Guarantors,  or (ii) any Subsidiary of Borrower to Borrower; provided, however that upon the request of Administrative Agent at any time, any such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Administrative Agent, and the sole originally executed counterparts of which shall be pledged and delivered to Administrative Agent, for the benefit of Administrative Agent and Lenders, as security for the Obligations;

(h)           Indebtedness arising under the Liquidity Bridge Facility; and

(i)           miscellaneous items of Indebtedness not described in subsections (a) through (h) the outstanding amount of which does not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed at any one time an amount equal to five percent (5%) of the Net Worth of Borrower at such time.

Section 7.2.          Limitation on Liens.  Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.3.          Hedging Contracts.  No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except:

(a)           Oil.  Contracts entered into with the purpose and effect of fixing prices on oil expected to be produced, sold or transported by Restricted Persons from its oil and gas properties, provided that at all times: (i) no such contract fixes a price for a term of more than 60 months except (x) contracts that are directly hedged to offset a longer term fixed rate contract and (y) contracts covering oil and gas properties in the Midway-Sunset Field which have a term not to exceed 84 months; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 90% of Restricted Persons’ aggregate Projected Oil Production anticipated to be sold in the ordinary course of Restricted Persons’ businesses for such month, and the aggregate monthly production covered by all such contracts having a term of more than 60 months but not more than 84 months shall not in the aggregate exceed 60% of the Restricted Persons’ aggregate Projected Oil Production from the Midway-Sunset Field anticipated to be sold in the ordinary course of such Persons’ business for such month, (iii) except for letters of credit and the Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody’s or A+ by S & P, or better, respectively, by either Rating Agency.

(b)           Gas.  Contracts entered into with the purpose and effect of fixing prices on gas expected to be produced, sold or transported by Restricted Persons from its oil and gas properties  or gas expected to be purchased by Restricted Persons for use in oil production by such Restricted Persons, provided that at all times: (i) no such contract fixes a price for a term of more than 60 months except contracts that are directly hedged to offset a longer term fixed rate contract; (ii) the aggregate monthly production or purchase volume, respectively, covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not exceed 90% of Restricted Persons’ aggregate Projected Gas Production anticipated to be sold in the case of contracts on gas sales volumes, or 90% of Restricted Persons’ aggregate volume of projected gas purchases anticipated in the ordinary course of Restricted Persons’ businesses for such month, (iii) except for letters of credit and the Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody’s or A+ by S & P, or better, respectively, by either Rating Agency.

(c)           NGL.  Contracts entered into with the purpose and effect of fixing prices on natural gas liquids expected to be produced, sold or transported by Restricted Persons from its oil and gas properties, provided that at all times: (i) no such contract fixes a price for a term of more than 60 months except contracts that are directly hedged to offset a longer term fixed rate contract; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 90% of Restricted Persons’ aggregate Projected  NGL Production anticipated to be sold in the ordinary course of Restricted Persons’ businesses for such month, (iii) except for letters of credit and the Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody’s or A+ by S & P, or better, respectively, by either Rating Agency.

(d)           Interest Rates. Contracts entered into by a Restricted Person with the purpose and effect of fixing or capping interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds eighty percent (80%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest hedging contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (iii) except for letters of credit and the Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody’s or A+ by S & P, or better.

(e)           Electricity.  Contracts entered into with the purpose and effect of fixing prices on electricity expected to be produced or sold by Restricted Persons, provided that at all times:  (i) no such contract fixes a price for a term of more than sixty (60) months, (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed ninety percent (90%) of Restricted Persons’ aggregate Projected Electricity Production anticipated to be sold in the ordinary course of Restricted Persons’ businesses for such month, (iii) except for letters of credit and Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated A1 by Moody’s or A+ by S&P, or better, respectively, by either Rating Agency.  As used in this subsection, the term “Projected Electricity Production” means the projected production of electricity (measured by volume unit or megawatt per hour equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from generating facilities owned by any Restricted Person which are located in the United States and  projected by Restricted Persons.

(f)           Put Options; Cap Transactions.  Notwithstanding the foregoing provisions of this Section 7.3, there shall be no limitations on the purchase by the Restricted Persons of put options or floor transactions with respect to oil, gas, natural gas liquids or electricity produced by, call options or cap transactions with respect to gas expected to be purchased by, or cap transactions with respect to principal balances of indebtedness of, the Restricted Person; provided, however, that any such put or call options or cap or floor transactions shall be solely for hedging, and not for speculative purposes, and the Restricted Person shall have no obligations thereunder other than payment of the applicable premium for any such put or call options or cap or floor transactions.

Section 7.4.          Limitation on Mergers, Issuances of Securities.  No Restricted Person will merge or consolidate with or into any other Person; provided that so long as no Default has occurred and is continuing or will occur as a result thereof (a) Borrower may merge or consolidate with another Person so long as Borrower is the surviving business entity, (b) any wholly-owned Subsidiary of Borrower may be merged into or consolidated with another Person so long as Borrower or a wholly-owned Subsidiary of Borrower is the surviving business entity, and (c) any Subsidiary of Borrower may merge or consolidate with another Person so long as Borrower or a Subsidiary of Borrower is the surviving business entity.  Borrower will not issue any securities other than shares of its common stock and any options or warrants giving the holders thereof only the right to acquire such shares.  No Subsidiary of Borrower will issue any additional shares of its capital stock or other securities or any options, warrants or other rights to acquire such additional shares or other securities except to Borrower and only to the extent not otherwise forbidden under the terms hereof.

Section 7.5.          Limitation on Sales of Property.  No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein or portions thereof, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except, to the extent not otherwise forbidden under the Security Documents:

(a)           equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value;

(b)           inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c)           capital stock of any of Borrower’s Subsidiaries which is transferred to Borrower or a wholly owned Subsidiary of Borrower;

(d)           interests in oil and gas properties or portions thereof, to which no Proved Reserves of oil, gas or other liquid or gaseous hydrocarbons are properly attributed;

(e)           leases of drilling rigs in the ordinary course of business and sales of drilling rigs that are under options for sale on the Closing Date which are described in Schedule 4;

(f)           exchanges of (i) Restricted Persons’ oil and gas leasehold interests in non-producing zones, to which no Proved Reserves of oil, gas or other liquid or gaseous hydrocarbons are properly attributed, whether or not such interests are subject to Liens in favor of Administrative Agent, for (ii) other oil and gas leasehold interests in producing or non-producing zones owned by other Persons;

(g)           exchanges and transfers of Mineral Interests located in the DJ Basin in Colorado owned by Restricted Persons (in this Section called the “Berry DJ Properties”) for Mineral Interests located therein by Rosewood Resources (in this Section called “Rosewood DJ Properties”); provided that the aggregate amount of Rosewood DJ Properties received in exchange for Berry DJ Properties shall have a value equivalent to the Berry DJ Properties so exchanged;

(h)           transfers among Borrower and Guarantors;

(i)           sales and dispositions of other property for a purchase price paid in cash or Mineral Interests in an amount at least equal to the fair market value thereof; provided that if the aggregate sales price for all such property sold during any period of twelve (12) consecutive calendar months exceeds five percent (5%) of the Present Value of the Borrowing Base Properties, the Borrowing Base shall be reduced effective immediately upon such sale or disposition by an amount equal to the value, if any, assigned to such property in the most recently delivered Engineering Report.

Section 7.6.          Limitation on Dividends, Stock Repurchases and Subordinated Debt.

(a)           No Restricted Person will declare or make any Dividends or Stock Repurchases other than (i) Dividends payable to Borrower or Subsidiaries of Borrower, (ii) Stock Repurchases by Borrower; provided that the aggregate amount paid by Borrower in connection therewith does not exceed $35,000,000 during any Four-Quarter Period, (iii) so long as no Default has occurred and is continuing or will occur as a result thereof, Dividends payable to Borrower’s shareholders, to the extent that the aggregate value of all such Dividends made during any Four-Quarter Period does not exceed the greater of $20,000,000 or seventy-five percent (75%) of Net Income for such Four-Quarter Period, and (iv) Dividends and Stock Repurchases made with the net cash proceeds received from a substantially concurrent issue of new shares of its common stock or other common Equity Interests.

(b)           No Restricted Person shall make any payment of principal, interest or fees on Permitted Subordinated Debt, except to the extent expressly permitted by the applicable subordination agreement with Administrative Agent.

Section 7.7.          Limitation on Acquisitions, Investments; and New Businesses.  Except as expressly permitted by this section, no Restricted Person will make any acquisitions of, or capital contributions to, or other Investments in any Person or property; provided that the Restricted Persons (i) may make Permitted Investments and Core Acquisitions and Investments without limitation, and (ii) may make Non-Core Acquisitions and Investments so long as the aggregate amount expended on Non-Core Acquisitions and Investments during the period from the date hereof until the Maturity Date never exceeds 10% of Borrower’s Net Worth at any time during such period.  No Restricted Person will engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, and (iii) transactions permitted by Section 7.8.

Section 7.8.          Limitation on Credit Extensions.  Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

Section 7.9.          Transactions with Affiliates.  Neither Borrower nor any of its Subsidiaries nor any Guarantor will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its wholly owned Subsidiaries.

Section 7.10.        Prohibited Contracts.

(a)           Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on (i) the ability of any Subsidiary of Borrower to (1) pay dividends or make other distributions to Borrower, (2) to redeem equity interests held in it by Borrower, (3) to repay loans and other indebtedness owing by it to Borrower, or (4) to transfer any of its assets to Borrower or (ii) on the ability of any Restricted Person to grant to Agent and Lenders Liens on its assets , except:

(A)           any customary encumbrance or restriction with respect to a Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of such Subsidiary pending the closing of such sale or disposition; and

(B)           with respect to the above clauses (i)(4) and (ii) only,

(i)           any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in agreements, leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the agreement, lease or license or the property leased, or licensed thereunder;

(ii)           customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

(iii)           restrictions in the instruments creating a Permitted Lien described in clause (d) or (h) of the definition of Permitted Lien, limiting Liens on the property subject to such Permitted Lien;

(iv)           restrictions on Equity Interests constituting minority Investments permitted by Section 7.7;

(v)           existing restrictions with respect to a Person acquired by Borrower or any of its Subsidiaries (except to the extent such restrictions were put in place in connection with or in contemplation of such acquisition), which restrictions are not applicable to any Person, or the properties or assets of any Person other than the Person, or the property or assets of the Person, so acquired; and

(vi)           customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of Borrower and its Subsidiaries.

(b)           Except as permitted by Section 5.19, no Restricted Person will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or services regardless of whether they are delivered or furnished to it, excluding firm transportation contracts entered into in the ordinary course of business. No Restricted Person will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents.  No ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

Section 7.11.        Current Ratio.  Beginning with the Fiscal Quarter ending September 30, 2008, the ratio of Borrower’s Current Assets to Borrower’s Current Liabilities will never be less than 1.0 to 1.0.

Section 7.12.        EBITDAX to Total Funded Debt Ratio.   Beginning with the Fiscal Quarter ending September 30, 2008, the ratio of (a) Total Funded Debt to (b) Adjusted EBITDAX for the Four-Quarter Period then ended, will not be greater than 3.5 to 1.0 at the end of any Fiscal Quarter.

ARTICLE VIII - - Events of Default and Remedies

Section 8.1.          Events of Default.  Each of the following events constitutes an Event of Default under this Agreement:

(a)           Any Restricted Person fails to pay any principal component of any Obligation (including but not limited to any Borrowing Base Deficiency) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b)           Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;

(c)           Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(d)           Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;

(e)           Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;

(f)           Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent;

(g)           Any Restricted Person (i) fails to pay any portion, when such portion is due, (A) of any of its Indebtedness owing under the SG Money Market Facility or under the Liquidity Bridge Facility, or (B) any of its other Indebtedness in excess of $25,000,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which the SG Money Market Facility, the Liquidity Bridge Facility or any such other Indebtedness in excess of $25,000,000 is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(h)           Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) in excess of $5,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $5,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(i)           Any Change of Control occurs; and

(j)           Any Restricted Person:

(i)           suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty days; or

(ii)           commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii)           suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)           suffers the entry against it of a final judgment for the payment of money in excess of $5,000,000 (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)         suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside.

Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of this section with respect to Borrower, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.  Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder to make any further Loans shall be permanently terminated.  During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following:  (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

Section 8.2.          Remedies.  If any Default shall occur and be continuing, each Lender Party may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender Party may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have.  All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3.          Application of Proceeds After Acceleration.  After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be cash collateralized as set forth in Section 2.13), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to Lenders, the LC Issuer and SG (including fees, charges and disbursements of counsel to the respective Lenders, the LC Issuer and SG and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them and the Lender;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, the Lender Hedging Obligations and the SG Obligations, ratably among Lenders, the LC Issuer, the Lender Counterparties and SG, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, obligations to deliver cash collateral for LC Obligations pursuant to Section 2.13, settlements under Hedging Contracts and the unpaid principal of the SG Obligations, ratably among Lenders, the LC Issuer, the Lender Counterparties and SG in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.12, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Administrative Agent shall have no responsibility to determine the existence or amount of Lender Hedging Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations.

ARTICLE IX - - Administrative Agent

Section 9.1.          Appointment and Authority.  Each of the Lenders, LC Issuer and SG hereby irrevocably appoints Wells Fargo to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders, LC Issuer and SG, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions.

Section 9.2.          Exculpation Provisions.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or LC Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3.          Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.4.          Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer and SG acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.5.          Rights as Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.6.          Sharing of Set-Offs and Other Payments.  Each Lender Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it, taking into account all distributions made by Administrative Agent under Section 3.1, and such payment causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations.  Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation.  If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Governmental Authority order to be paid on account of the possession of such funds prior to such recovery.

Section 9.7.          Investments.  Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute.  If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment.  All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.8.          Resignation of Administrative Agent.  Administrative Agent may at any time give notice of its resignation to the Lenders, LC Issuer, SG and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swing Line Lender, (ii) the retiring LC Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

Section 9.9.          Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent

Section 9.10.        No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, the Co-Syndication Agents or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or LC Issuer hereunder.

Section 9.11.        Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the LC Issuer and Administrative Agent under Section 2.5 and 10.4) allowed in such judicial proceeding; and

(b)            to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and the LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4.  Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.12.        Guaranty Matters.  Each Lender and the LC Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by Administrative Agent at any time, each Lender and the LC Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.12.

Section 9.13.        Collateral Matters.

(a)           Each Lender, the LC Issuer and SG hereby irrevocably authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of such Lender, the LC Issuer and SG.  Each Lender, the LC Issuer and SG hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders, the LC Issuer and SG.  Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders, the LC Issuer and SG, without the necessity of any notice to or further consent from any Lender, the LC Issuer or SG from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b)           Each Lender, the LC issuer and SG hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

(i)           to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, except as otherwise provided in the Security Documents, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii)           to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent at any time, each Lender and the LC Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.13.

(c)           Subject to (b) above, Administrative Agent shall and is hereby irrevocably authorized by each Lender, the LC Issuer and SG, to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and the LC Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           Administrative Agent shall have no obligation whatsoever to any Lender, the LC Issuer, SG or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.13 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders, the LC Issuer or SG.

(e)           Each Lender, the LC Issuer and SG hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and the LC Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender or the LC Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or the LC Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

ARTICLE X - - Miscellaneous

Section 10.1.        Waivers and Amendments; Acknowledgments.

(a)           Waivers and Amendments.  No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy.  No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing.  No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances.  This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent, the Swing Line Lender or LC Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Majority Lenders (which consent has already been given as to the termination of the Loan Documents as provided in Section 10.9.  Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would:  (1) waive any of the conditions specified in Section 4.1 (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.1(q)), (2) increase the maximum amount which such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Note, (4) postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Majority Lenders” or “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) amend the definition of “Maximum Credit Amount” to mean an amount higher than $1,500,000,000, (7) release Borrower from its obligation to pay such Lender’s Note, or any Guarantor from its guaranty of such payment, (8) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, or (9) amend this Section 10.1(a).  Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of SG, execute and deliver on behalf of SG or any of the Lenders any waiver or amendment which would cause the SG Money Market Facility to cease to constitute Secured Obligations or would otherwise cause the Indebtedness evidenced by such SG Money Market Facility to no longer receive the benefit of the Liens granted in the Collateral pursuant to the Security Documents on the priority basis set forth in Section 8.3 or would change the order of payment set forth in Section 8.3.  SG shall be an intended third party beneficiary of the provisions of the preceding sentence and shall be entitled to enforce such provisions hereunder.

(b)           Acknowledgments and Admissions.  Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lenders, (viii) should a Default occur or exist, each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of a Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c)           Joint Acknowledgment.  This written Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

There are no unwritten oral agreements between the parties.

Section 10.2.        Survival of Agreements; Cumulative Nature.  All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting  of the Loans and the  delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated.  All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement.  The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege.  In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3.        Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Borrower or any other Restricted Person, Administrative Agent or LC Issuer; to the address, facsimile number, electronic mail address or telephone number specified for such person on the signature pages hereto;

(ii)            if to any other Lender Party, to it at its address, facsimile number, electronic mail address or telephone number as specified on the Lenders Schedule.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Each of Borrower, any other Restricted Person, Administrative Agent and LC Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender Party may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and LC Issuer.

Section 10.4.        Payment of Expenses; Indemnity.

(a)           Payment of Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, Borrower will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay: (i) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of Administrative Agent (including without limitation attorneys’ fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the borrowings hereunder and other action reasonably required in the course of administration hereof, (3) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all reasonable costs and expenses incurred by or on behalf of any Lender Party (including without limitation attorneys’ fees, consultants’ fees and accounting fees) in connection with the preservation of any rights under the Loan Documents or the defense or enforcement of any of the Loan Documents (including this section), any attempt to cure any breach thereunder by any Restricted Person, or the defense of any Lender Party’s exercise of its rights thereunder.  In addition to the foregoing, until all Obligations have been paid in full, Borrower will also pay or reimburse Administrative Agent for all reasonable out-of-pocket costs and expenses of Administrative Agent or its Administrative Agents or employees in connection with the continuing administration of the Loans and the related due diligence of Administrative Agent, including reasonable travel and miscellaneous expenses and fees and expenses of Administrative Agent’s outside counsel, reserve engineers and consultants engaged in connection with the Loan Documents.

(b)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.18.

(c)           Indemnity.  Borrower agrees to indemnify each Lender Party, upon demand, from and against any and all liabilities, obligations, broker’s fees, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise).  Among other things, the foregoing indemnification covers all liabilities and costs incurred by any Lender Party related to any breach of a Loan Document by a Restricted Person, any bodily injury to any Person or damage to any Person’s property, or any violation or noncompliance with any Environmental Laws by any Lender Party or any other Person or any liabilities or duties of any Lender Party or any other Person with respect to Hazardous Materials found in or released into the environment.

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.  If any Person (including Borrower or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Lender Party, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct.  As used in this section the term “Lender Party” shall refer not only to each Person designated as such in Section 1.1 but also to each director, officer, Administrative Agent, agent, advisor, trustee, attorney, employee, representative and Affiliate of or for such Person.

Section 10.5.        Successors and Assigns; Assignments.

(a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.5(b), participations in LC Obligations and in Swing Line Loans) at the time owing to it); provided that

(i)  except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000;

(ii)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)  any assignment of a Commitment must be approved by Administrative Agent, the Swing Line Lender and the LC Issuer unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)  the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,000, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Section 10.4 and Section 10.12 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)  Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii)  Borrower, Administrative Agent and the Lenders and LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant.  Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Article III to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.14 as though it were a Lender, provided such Participant agrees to be subject to Section 9.6  as though it were a Lender.

(e)  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Article III than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.5(e) as though it were a Lender.

(f)  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.6.        Confidentiality.  Administrative Agent and each Lender (each, a “Lending Party”) agrees to keep confidential any information furnished or made available to it by any Restricted Person pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, Administrative Agent, or advisor of any Lending Party or Affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any Law, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any Governmental Authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party; provided that such Lending Party makes reasonable efforts to obtain from the applicable court protective orders or similar confidential procedures protecting such confidential information, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this section, to (1) any actual or proposed participant or assignee or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations.

Section 10.7.        Governing Law; Submission to Process.  Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of California and shall be construed and enforced in accordance with and governed by the laws of the State of California and the laws of the United States of America, without regard to principles of conflicts of law.  Borrower hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the Northern District of California for the United States District Court and agrees and consents that service of process may be made upon it in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under California or federal law.

Section 10.8.        Limitation on Interest.  Lender Parties, Restricted Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect.  In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect.  Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.

Section 10.9.        Termination; Limited Survival.  In its sole and absolute discretion Borrower may at any time that no Obligations are owing elect in a written notice delivered to Administrative Agent to terminate this Agreement.  Upon receipt by Administrative Agent of such a notice, if no Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder, except as otherwise provided in such Loan Documents.  Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through Section 3.5, any obligations which any Person may have to indemnify or compensate any Lender Party and the provisions of Article IX and Section 10.1(a) with respect to any Security Documents which remain in effect after the termination of this Agreement, shall survive any termination of this Agreement or any other Loan Document.  At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents.  Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

Section 10.10.      Severability.  If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 10.11.      Counterparts; Fax.  This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.  This Agreement and the Loan Documents may be validly executed and delivered by facsimile or other electronic transmission.

SECTION 10.12.  WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC.  BORROWER AND EACH LENDER PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES”, AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR ADMINISTRATIVE AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.  AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.  NO “ADMINISTRATIVE AGENT” REFERRED TO IN 10.4 ABOVE, AND NO “LENDER PARTY” REFERRED TO IN SECTION 10.4 ABOVE, SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.13.      Ratification of Agreements.  This Agreement amends and restates in its entirety the Existing Credit Agreement, together with the promissory notes made by Borrower thereunder.  Borrower hereby agrees that the Indebtedness outstanding under the Existing Credit Documents and all accrued and unpaid interest thereon and all accrued and unpaid fees under the Existing Credit Documents shall be deemed to be outstanding under and governed by this Agreement.

Section 10.14.      Amendment and Restatement.  This Agreement amends and restates in its entirety the Existing Credit Agreement, and from and after the date hereof, the terms and provisions of the Existing Credit Agreement shall be superseded by the terms and provisions of this Agreement.  Borrower hereby agrees that the Existing Indebtedness, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Existing Credit Agreement shall be deemed to be Indebtedness of Borrower outstanding under and governed by this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BERRY PETROLEUM COMPANY,
Borrower
By:
Shawn M. Canaday
Vice President
Address:
1999 Broadway, Suite 3700
Denver, Colorado 80202
Attention: Shawn Canaday
Telephone: 403/999-4000
Fax: 403/999-4100
Email: smc@bry.com

WELLS FARGO BANK, NATIONAL
ASSOCIATION, Administrative Agent,
LC Issuer and Lender

By:
Guy C. Evangelista
Vice President

BNP PARIBAS, Lender

By:
Name:
Title:

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE, Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., Lender

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND plc, Lender

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, Lender

By:
Name:
Title:

WACHOVIA BANK, N.A., Lender

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A., Lender

By:
Name:
Title:

COMPASS BANK, Lender

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, Lender

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, Lender

By:
Name:
Title:

BANK OF SCOTLAND plc, Lender

By:
Name:
Title:

NATIXIS, Lender

By:
Name:
Title:

BANK OF OKLAHOMA N.A., Lender

By:
Name:
Title:

RAYMOND JAMES BANK, FSB, Lender

By:
Name:
Title:

GUARANTY BANK AND TRUST COMPANY, Lender

By:
Name:
Title:

DZ BANK AG
DEUTSCHE ZENTRAL – GENOSSENSCHAFTSBANK FRANKFURT aur MAIN, NEW YORK BRANCH, Lender

By:
Name:
Title:

CITIBANK, N.A., Lender

By:
Name:
Title:

SCHEDULE 1

LENDERS SCHEDULE

LENDER	PERCENTAGE SHARE	PERCENTAGE SHARE OF BORROWING BASE IN EFFECT ON CLOSING DATE	COMMITMENT AMOUNT*
Wells Fargo Bank, National Association	12.50000000000%	$125,000,000	$187,500,000
Societe Generale	10.00000000000%	$100,000,000	$150,000,000
BNP Paribas	10.00000000000%	$100,000,000	$150,000,000
JPMorgan Chase Bank, N.A.	10.00000000000%	$100,000,000	$150,000,000
The Royal Bank of Scotland	10.00000000000%	$100,000,000	$150,000,000
The Bank of Nova Scotia	5.70000000000%	$57,000,000	$85,500,000
Wachovia Bank, N.A.	5.70000000000%	$57,000,000	$85,500,000
Union Bank of California, N.A.	5.70000000000%	$57,000,000	$85,500,000
Citibank, N.A.	5.00000000000%	$50,000,000	$75,000,000
Compass Bank	4.00000000000%	$40,000,000	$60,000,000
U.S. Bank National Association	4.00000000000%	$40,000,000	$60,000,000
Credit Suisse, Cayman Islands Branch	3.50000000000%	$35,000,000	$52,500,000
Bank of Scotland plc	3.00000000000%	$30,000,000	$45,000,000
DZ Bank	3.00000000000%	$30,000,000	$45,000,000
Natixis	2.00000000000%	$20,000,000	$30,000,000
Bank of Oklahoma N.A.	2.00000000000%	$20,000,000	$30,000,000
Raymond James Bank, FSB	2.00000000000%	$20,000,000	$30,000,000
Guaranty Bank and Trust Company	1.90000000000%	$19,000,000	$28,500,000
TOTAL	100.00000000000%	$1,000,000,000	$1,500,000,000

* Each Lender’s Commitment Amount is equal to such Lender’s Percentage Share of the Aggregate Commitment; provided that the Facility Usage cannot exceed the Borrowing Base and any increase in the Borrowing Base must be approved by all Lenders.

SCHEDULE 2

INSURANCE SCHEDULE

SCHEDULE 3

SECURITY SCHEDULE

1.           Security Agreement of even date herewith from Borrower to Administrative Agent for the benefit of Lenders (the “Security Agreement”)

2.           Deed of Trust Assignment, Security Agreement, Fixture Filing and Financing Statement of even date herewith from Borrower to Administrative Agent for the benefit of Lenders covering properties located in California (the “California Deed of Trust”)

3.           Deed of Trust Assignment, Security Agreement, Fixture Filing and Financing Statement of even date herewith from Borrower to Administrative Agent for the benefit of Lenders covering properties located in Texas (the “Texas Deed of Trust”)

4.           Deed of Trust Assignment, Security Agreement, Fixture Filing and Financing Statement of even date herewith from Borrower to Administrative Agent for the benefit of Lenders covering properties located in Utah (the “Utah Deed of Trust”)

SCHEDULE 4

POST–CLOSING OBLIGATIONS

1.           Within ninety (90) days after the Closing, Borrower shall deliver to Agent either (i) supplemental title opinions reflecting Borrower’s ownership interest in the Brundage Canyon properties or (ii) runsheets listing all documents recorded in Duchesne County, Utah since the date of the last title opinion that affect Borrower’s interest in the Brundage Canyon properties, together with copies of all such documents

2.           Within fifteen (15) days after the Closing, Borrower shall deliver to Agent title materials prepared by Petru Corporation for the Kennedy-NRC properties in the Placerita field in Los Angeles County, California that reflect Borrower’s ownership interest in such properties.

3.           Within ninety (90) days after the Closing, Borrower shall use commercially reasonable efforts to deliver to Administrative Agent consents to the assignment of the following contracts to Administrative Agent:

(a)           Carry and Earning Agreement, dated June 7, 2006, between Registrant and EnCana Oil & Gas (USA), Inc.

(b)           Crude oil purchase contract, dated November 14, 2005 between Registrant and Big West of California, LLC.

(c)           Crude Oil Supply Agreement between the Registrant and Holly Refining and Marketing Company - Woods Cross.

(d)           Standard Offer 2 Power Purchase Agreement by and between Southern California Edison Company and Borrower, as amended.  (QFID 2206).

(e)           Reformed Standard Offer 1 Power Purchase Agreement by and between Southern California Edison Company and Borrower, as amended (QFID 2224).

(f)           Standard Offer # 2 Power Purchase Agreement by and between Pacific Gas and Electric Company and Borrower, as reinstated and amended (PG&E Log # 25C151EO1).

(g)           Uniform Standard Offer 1 Power Purchase Agreement by and between Pacific Gas and Electric Company and Borrower, as reinstated and amended (PG&E Log # 25C099EO1).

SCHEDULE 5

ADDRESSES OF LENDERS FOR NOTICES

WELLS FARGO BANK, NATIONAL ASSOCIATION
1700 Lincoln St.
Denver, Colorado  80203
Attention:      Guy C. Evangelista
Tel:                 303.863.5793
Fax:                 303.863.5196
Email:              guy.c.evangelista@wellsfargo.com

BNP PARIBAS
1200 Smith Street
Suite 3100
Houston, Texas  77002
Attention:      Robert J. Long
Tel:                 713.982.1165
Fax:                 713.659.6915
Email:              robert.j.long@americas.bnpparibas.com

SOCIÉTÉ GÉNÉRALE
1111 Bagby, Suite 2020
Houston, Texas  77002
Attention:      Josh Rogers
Tel:                 713.759.6315
Fax:                 713.650.0824
Email:              josh.rogers@us.socgen.com

JPMORGAN CHASE BANK, N.A.
[10 South Dearborn, Floor 19
IL1-0010
Chicago, Illinois 60603-2003
Attention:      Yuvette Owens]
Tel:                  [312.385.7021]
Fax:                  [312.385.7103]
Email:              [yuvette.owens@jpmchase.com]

THE ROYAL BANK OF SCOTLAND plc
101 Park Avenue – 6th Floor
New York, New York 10178
Attention:  Claudio R. Truglia
Tel:                  203.971.7658
Fax:                  212.401.1494
Email:              claudio.truglia@rbs.com

600 Travis Street, Suite 6500
Houston, TX 77002
Attention: Mark Lumpkin, Jr.
Tel: 713.221.2419
Fax: 713.221.2428
Email: mark.lumpkin@RBS.com

THE BANK OF NOVA SCOTIA
711 Louisiana, 14th Floor
Houston, Texas 77002
Attention:  Alan Dawson
Tel:            713.759.3445
Fax:            713.752.2425
Email:         alan_dawsoon@scotiacapital.com

WACHOVIA BANK, N.A.
____________________
____________________
Attention:  ___________
Tel:
Fax:
Email:

UNION BANK OF CALIFORNIA, N.A.
500 N. Akard, Suite 4200
Dallas, Texas  75201
Attention:       Douglas Gale
Tel:                  214.922.4200
Fax:                  214.922.4209
[dustin.gaspari@uboc.com]

COMPASS BANK
_______________
_______________
Attention: _________
Tel:
Fax:
Email:

U.S. BANK NATIONAL ASSOCIATION
950 17th Street, DNCOT8E
Denver, CO 80202
Attention:  Justin Alexander
Telephone:         303.585.4201
Fax:                      303.585.4362
Email:                   Justin.alexander@usbank.com

CREDIT SUISSE, CAYMAND ISLANDS BRANCH
Eleven Madison Avenue
New York, New York 10010
Attention:  Vanessa Gomez
Tel:             212.528.2993
Fax:             212.448.3755
Email:          Vanessa.gomez@credit-suisse.com

BANK OF SCOTLAND plc
One City Centre
1021 Main Street, Suite 1370
Houston, Texas 77002
Attention:  Trudy Nelson
Tel:            713.651.0840
Fax:            713.651.9714
Email:        trudynelson@bankofscotlandusa.com

NATIXIS
333 Clay Street, Suite 4340
Houston, Texas  77002
Attention:  Liana Tchernysheva
Tel:           713.759.9404
Fax:           713.571.6167
Email:

BANK OF OKLAHOMA N.A.
1675 Broadway, Suite 1650
Denver, Colorado 80202
Attention:  Thomas M. Foncannon
Tel:            303.864.7341
Fax:            303.864.7349
Email:         tfoncannon@bokf.com

RAYMOND JAMES BANK, FSB
710 Carillon Parkway
St. Petersburg, Florida 33716
Attention:  Garrett T. McKinnon
Tel:            727.567.4324
Fax:            727.567.8830
Email:         garrett.mckinnon@raymondjames.com

GUARANTY BANK AND TRUST COMPANY
1331 17th Street
Denver, Colorado 80202
Attention:  Gail J. Nofsinger
Tel:            303.293.5521
Fax:            303.675.1130
Email:         gail.nofsinger@guarantybankco.com

DZ BANK
609 Fifth Avenue
New York, New York 10017
Attention:  Daria A. Pishko
Tel:            212.745.1545
Fax:            212.745.1552
Email:        daria.pishko@dzbank.de

CITIBANK, N.A.
333 Clay St., Suite 3700
Houston, Texas 77002
Attention:  David E. Hunt
Tel:            713.654.2829
Fax:            713.481.0255
Email:        david.e.hunt@citi.com

EXHIBIT A
PROMISSORY NOTE

[_______________], 2008

FOR VALUE RECEIVED, the undersigned, Berry Petroleum Company, a Delaware corporation (herein called “Borrower”), hereby promises to pay to the order of [________________________________________________] (herein called “Lender”), the principal sum equal to the amount of such Lender’s Commitment, or, if greater or less, the aggregate unpaid principal amount of the Loans made under this Note by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, 1740 Broadway, 4th Floor, Denver, Colorado  80274, or at such other place as from time to time may be designated by the holder of this Note.

This Note (a) is issued and delivered under that certain Credit Agreement of even date herewith among Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (including Lender) referred to therein (herein, as from time to time supplemented, amended or restated, called the “Credit Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement).  Payments of principal and interest on this Note shall be made and applied as provided herein and in the Credit Agreement.  Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of California (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

BERRY PETROLEUM COMPANY

By:
Name:
Title:

EXHIBIT B-1

BORROWING NOTICE

Reference is made to that certain Credit Agreement dated as of _______________, 2008 (as from time to time amended, the “Agreement”), by and among Berry Petroleum Company (“Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and certain financial institutions (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.  Pursuant to the terms of the Agreement Borrower hereby requests a Borrowing of new Loans to be advanced pursuant to Section 2.2(a) of the Agreement as follows:

Aggregate amount of Borrowing:	$

Type of Loans in Borrowing:

Date on which Loans are to
be advanced:

Length of Interest Period for
Eurodollar Loans (1, 2, 3, 6, 9 or 12 months):	months

If combined with existing Loans
see attached Continuation/Conversion Notice.

To induce Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)           The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)           The representations and warranties of Borrower set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof  as if such representations and warranties have been made as of the date hereof, except to the extent that such representations or warranties were made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which case such representations and warranties shall have been true and correct in all material respects on and of such date.

(c)           There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon Borrower’s receipt and application of the Loans requested hereby.  Borrower will use the Loans hereby requested in compliance with Section 2.4 of the Agreement.

(d)           Except to the extent waived in writing as provided in Section 10.1(a) of the Agreement, Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to Loans contained in the Agreement remains satisfied.

(e)           The Facility Usage, after the making of the Loans requested hereby, will not be in excess of the Borrowing Base on the date requested for the making of such Loans.

(f)           The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement.  The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

BERRY PETROLEUM COMPANY

By:
Name:
Title:

EXHIBIT B-2

SWING LINE LOAN NOTICE

Reference is made to that certain Amended and Restated Credit Agreement dated as of July 15, 2008 (as from time to time amended, the “Agreement”), by and among Berry Petroleum Company (“Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and certain financial institutions (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.  Pursuant to the terms of the Agreement Borrower hereby requests a Borrowing of Swing Line Loans to be advanced pursuant to Section 2.17 of the Agreement as follows:

Aggregate amount of Borrowing:	$

Date on which Swing Line Loan is to
be advanced:

To induce Swing Line Lender to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and Swing Line Lender that:

(a)           The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)           The representations and warranties of Borrower set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof  as if such representations and warranties have been made as of the date hereof, except to the extent that such representations or warranties were made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which case such representations and warranties shall have been true and correct in all material respects on and of such date.

(c)           There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon Borrower’s receipt and application of the  Swing Line Loan requested hereby.  Borrower will use the Swing Line Loans hereby requested in compliance with Section 2.4 of the Agreement.

(d)           Except to the extent waived in writing as provided in Section 10.1(a) of the Agreement, Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to Loans contained in the Agreement remains satisfied.

(e)           The Facility Usage, after the making of the Loans requested hereby, will not be in excess of the Borrowing Base on the date requested for the making of such Loans.

(f)           The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement.  The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

BERRY PETROLEUM COMPANY

By:
Name:
Title:

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

Reference is made to that certain Credit Agreement dated as of _________________, 2008 (as from time to time amended, the “Agreement”), by and among Berry Petroleum Company (“Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and the lenders referred to therein (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

Borrower hereby requests a Conversion or Continuation of existing Loans into a new Borrowing pursuant to Section 2.3 of the Agreement as follows:

Existing Borrowing(s) to be continued or converted:

$____________	of Eurodollar Loans with Interest Period ending
_____________

$____________	of Base Rate Loans

If being combined with new Loans, $____________ of new Loans to be advanced on ____________

Aggregate amount of Borrowing:	$

Type of Loans in new Borrowing:

Date of Continuation or Conversion:

Length of Interest Period for Eurodollar Loans
(1, 2, 3, 6, 9 or 12 months):	months

To meet the conditions set out in the Agreement for such conversion/continuation, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)           The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)           There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement.

(c)           The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement.  The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF this instrument is executed as of __________________.

BERRY PETROLEUM COMPANY

By:
Name:
Title:

EXHIBIT D

CERTIFICATE ACCOMPANYING
FINANCIAL STATEMENTS

Reference is made to that certain Credit Agreement dated as of __________________, 2008 (as from time to time amended, the “Agreement”), by and among Berry Petroleum Company (“Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof.  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

This Certificate is furnished pursuant to Section 6.2(b) of the Agreement.  Together herewith Borrower is furnishing to Administrative Agent and each Lender Borrower’s *[audited/unaudited] financial statements (the “Financial Statements”) as at ____________ (the “Reporting Date”).  Borrower hereby represents, warrants, and acknowledges to Administrative Agent and each Lender that:

(a)           the officer of Borrower signing this instrument is the duly elected, qualified and acting ____________ of Borrower and as such is Borrower’s Chief Financial Officer;

(b)           the Financial Statements are accurate and complete and satisfy the requirements of the Agreement;

(c)           attached hereto is a schedule of calculations showing Borrower’s compliance as of the Reporting Date with the requirements of Sections 7.11 and 7.12 of the Agreement *[and Borrower’s non-compliance as of such date with the requirements of Section(s) ____________ of the Agreement];

(d)           on the Reporting Date Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 6.4 of the Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument *[except for Default(s) under Section(s) ____________ of the Agreement, which *[is/are] more fully described on a schedule attached hereto].

(e)           *[Unless otherwise disclosed on a schedule attached hereto,] The representations and warranties of Borrower set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof as if such representations and warranties have been made as of the date hereof, except to the extent that such representations or warranties were made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which case such representations and warranties shall have been true and correct in all material respects on and of such date.

The officer of Borrower signing this instrument hereby certifies that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his opinion necessary to enable him to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower and, to the best of his knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of ____________, 20__.

BERRY PETROLEUM COMPANY

By:
Name:
Title:

EXHIBIT E

OPINION OF COUNSEL FOR RESTRICTED PERSONS

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as from time to time amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions attached hereto as Annex 1 and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit or guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Berry Petroleum Company

4.	Administrative Agent: Wells Fargo Bank, National Association, as Administrative Agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of ______________, 2008, by and among Borrower, Administrative Agent, and certain financial institutions (“Lenders”)

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

$________________	$________________	______________%
$________________	$________________	______________%
$________________	$________________	______________%

[7.           Trade Date:                                __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Consented to:]

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1.              Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.              Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.